     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1998

                                                      REGISTRATION NO. 333-52433
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            IXC COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                                     74-2644120
      (STATE OR OTHER JURISDICTION OF INCORPORATION OR                    (I.R.S. EMPLOYER IDENTIFICATION NO.)
                        ORGANIZATION)

                      1122 CAPITAL OF TEXAS HIGHWAY SOUTH
                              AUSTIN, TEXAS 78746
                                 (512) 328-1112
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JEFFREY C. SMITH
                            IXC COMMUNICATIONS, INC.
                      1122 CAPITAL OF TEXAS HIGHWAY SOUTH
                              AUSTIN, TEXAS 78746
                                 (512) 328-1112
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                            MICHAEL P. WHALEN, ESQ.
                             KAREN C. GOODIN, ESQ.
                               RIORDAN & MCKINZIE
                       695 TOWN CENTER DRIVE, SUITE 1500
                              COSTA MESA, CA 92626
                                 (714) 433-2900

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


=================================================================================================================================
                                                          AMOUNT        PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT
              TITLE OF EACH CLASS OF                      TO BE             OFFERING             AGGREGATE              OF
            SECURITIES TO BE REGISTERED                 REGISTERED       PRICE PER SHARE      OFFERING PRICE     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Depositary Shares each representing 1/20 of a share
of 6 3/4% Cumulative Convertible Preferred Stock
(liquidation preference $50 per share).............     3,105,000           $48.19(1)          $149,629,950         $44,141(2)
---------------------------------------------------------------------------------------------------------------------------------
6 3/4% Cumulative Convertible Preferred Stock, $.01
par value per share (liquidation preference $1,000
per share).........................................      155,250              N.A.                 N.A.                (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share, issuable
upon conversion of the Depositary Shares or 6 3/4%
Cumulative Convertible Preferred Stock.............  2,134,377(4)(5)          N.A.                 N.A.                (3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share, issuable as
dividends on the 6 3/4% Cumulative Convertible
Preferred Stock....................................      500,000            $48.07(6)           $24,035,000         $7,091(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share.............       68,469            $48.07(6)           $3,291,305           $971(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share.............      193,202            $39.56(7)           $7,643,072            $2,255
=================================================================================================================================
                    Total..........................                                                                 $54,458(2)
=================================================================================================================================


(1) Based on the average of the bid and asked prices on May 7, 1998, pursuant to Rule 457(c).

(2) Of the total registration fee, $52,203 was paid with the initial filing of the Registration Statement on May 12, 1998.


(3) Pursuant to Rule 457(i), no additional registration fee is required in connection with the registration of the Registrant's 6 3/4% Cumulative Convertible Preferred Stock (the "1998 Convertible Preferred Stock") or the Common Stock issuable upon conversion of the Depositary Shares or the 1998 Convertible Preferred Stock.


(4) An indeterminate number of additional shares of Common Stock are registered hereunder which may be issued in the event that fractional shares of Depositary Shares of 1998 Convertible Preferred Stock are rounded up to the nearest whole share in connection with the conversion of Depositary Shares or shares of 1998 Convertible Preferred Stock.


(5) Pursuant to Rule 416, an indeterminate number of additional shares of Common Stock are registered hereunder which may be issued in the event that applicable antidilution provisions with respect to conversion of the Depositary Shares and 1998 Convertible Preferred Stock become operative.


(6) Based on the average of the high and low sales prices on May 7, 1998, as reported by the Nasdaq National Market pursuant to Rule 457(c).


(7) Based on the average of the high and low sales prices on June 15, 1998 as reported by the Nasdaq National Market pursuant to Rule 457(c).



   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)


DATED JUNE 19, 1998


                            IXC COMMUNICATIONS, INC.


     3,105,000 DEPOSITARY SHARES EACH REPRESENTING 1/20 OF A SHARE OF 6 3/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, 155,250 SHARES OF 6 3/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, 2,634,377 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF, OR PAYABLE AS DIVIDENDS ON, THE DEPOSITARY SHARES OR THE 6 3/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK AND 261,671 SHARES OF COMMON STOCK

                            ------------------------


     This Prospectus is being used in connection with the offering from time to time by (a) certain holders (the "Convertible Preferred Selling Holders") of (i) up to 3,105,000 depositary shares (the "Depositary Shares") each representing 1/20 of a share of the 6 3/4% Cumulative Convertible Preferred Stock, par value $.01 per share ("1998 Convertible Preferred Stock"), liquidation preference $1,000 per share (equivalent to $50 per Depositary Share) (the "Liquidation Preference"), of IXC Communications, Inc. (the "Company"), (ii) up to 155,250 shares of the 1998 Convertible Preferred Stock and (iii) up to 2,634,377 shares (the "Common Shares") of the Company's common stock, $.01 par value per share (the "Common Stock") issuable upon conversion of, or payable as dividends on, the 1998 Convertible Preferred Stock or the Depositary Shares and (b) the holders (the "Acquisition Selling Stockholders" and together with the Convertible Preferred Selling Holders, the "Selling Holders") of 261,671 shares of Common Stock (the "Acquisition Common Shares"). The Depositary Shares, the 1998 Convertible Preferred Stock, the Common Shares and the Acquisition Common Shares are collectively referred to as the "Securities."


     Holders of the Depositary Shares are entitled to all proportional rights and preferences of the 1998 Convertible Preferred Stock (including dividend, voting, redemption and liquidation rights). Dividends on the 1998 Convertible Preferred Stock accrue at a rate per annum equal to 6 3/4% of the Liquidation Preference per share of 1998 Convertible Preferred Stock and are payable quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 1998. Dividends are payable in cash or under certain circumstances, in shares of Common Stock.

     The 1998 Convertible Preferred Stock is convertible at the option of the holder thereof into shares of Common Stock at any time unless previously redeemed or repurchased, at a rate of 0.6874 shares of Common Stock per Depositary Share (13.748 shares of Common Stock per share of the 1998 Convertible Preferred Stock), subject to adjustment in certain events.

     The shares of the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) are redeemable at the option of the Company, after April 5, 2000, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid dividends to the redemption date, subject to certain conditions with respect to the closing price of the Common Stock, in the case of redemptions prior to April 1, 2002.
                            ------------------------

           SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF
           CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE INVESTORS
                               PRIOR TO PURCHASE.
                            ------------------------


     The Common Stock is quoted on the Nasdaq National Market (the "NNM") under the symbol ("IIXC"). On June 17, 1998, the last reported sale price of the Common Stock on the NNM, was $42 3/8 per share. The Depositary Shares are traded in the Private Offerings, Resales and Trading Automated Linkages ("PORTAL"). On June 17, 1998, the average of the bid and asked prices of the Depositary Shares was $46 5/8. Shares of 1998 Convertible Preferred Stock and/or Depositary Shares sold pursuant to this Prospectus will not be eligible for trading in the PORTAL Market. The Company does not intend to list the Depositary Shares or the 1998 Convertible Preferred Stock on any securities exchange or to seek approval for quotation of the 1998 Convertible Preferred Stock or the Depositary Shares through any automated quotation system.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         , 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its offices at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements, information statements and other information concerning the Company are also available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. In addition the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy statements, information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all exhibits, schedules, amendments, and supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered by this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement (certain parts of which have been omitted in accordance with the rules and regulations of the Commission). For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement, or other document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by reference to such exhibit. The Registration Statement may be inspected and copied at the public reference facilities at the Commission's offices at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York, 10048. Copies of all or any part thereof may be obtained from such office upon payment of prescribed fees.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K (File No. 0-20803) for its fiscal year ended December 31, 1997 as filed with the Commission on March 16, 1998.


     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and filed with the Commission in May 15, 1998.


     (3) The Company's Current Report on Form 8-K dated January 8, 1998 and filed with the Commission on January 9, 1998.

     (4) The Company's Current Report on Form 8-K dated January 30, 1998 and filed with the Commission on February 2, 1998.

     (5) The Company's Current Report on Form 8-K dated February 12, 1998 and filed with the Commission on February 13, 1998.

     (6) The Company's Current Report on Form 8-K dated March 2, 1998 and filed with the Commission on March 4, 1998.

     (7) The Company's Current Report on Form 8-K dated March 18, 1998 and filed with the Commission on March 18, 1998.

     (8) The Company's Current Report on Form 8-K dated March 30, 1998 and filed with the Commission on April 7, 1998.

     (9) The Company's Current Report on Form 8-K dated April 2, 1998 and filed with the Commission on April 7, 1998.

     (10) The Company's Current Report on Form 8-K dated April 15, 1998 and filed with the Commission on April 24, 1998.

     (11) The Company's Current Report on Form 8-K dated April 17, 1998 and filed with the Commission on April 21, 1998.

     (12) The Company's Current Report on Form 8-K dated April 21, 1998 and filed with the Commission on April 22, 1998.

     (13) The Company's Current Report on Form 8-K dated April 23, 1998 and filed with the Commission on April 24, 1998.

     (14) The Company's Current Report on Form 8-K dated April 29, 1998 and filed with the Commission on April 30, 1998.

     (15) The Company's Current Report on Form 8-K dated May 27, 1998 and filed with the Commission on May 29, 1998.


     (16) The Company's Current Report on Form 8-K dated June 3, 1998 and filed with the Commission on June 4, 1998.



     (17) Description of the Common Stock contained in the Registration Statement on Form 8-A dated May 31, 1996 and filed with the Commission on June 3, 1996 as amended by Form 8-A/A dated June 26, 1996 as filed with the Commission on June 26, 1996.



     (18) The Company's definitive Proxy Statement filed with the Commission on April 9, 1998 for the 1998 Annual Meeting of Stockholders on April 30, 1998.



     (19) All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Investor Relations Coordinator, IXC Communications, Inc., 1122 Capital of Texas Highway South, Austin, Texas 78746, telephone number (512) 427-3731.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus the following factors should be considered carefully in evaluating an investment in the Depositary Shares, the 1998 Convertible Preferred Stock or the Common Stock, which involves a high degree of risk. Statements contained in this Prospectus regarding the Company's expectations with respect to its network expansion, related financings and fiber sale and cost-saving agreements, future operations and other information, which can be identified by the use of forward-looking terminology, such as "may," "will," "expect," "anticipate," "estimate," "believe," "seek" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements. The discussions set forth below constitute cautionary statements identifying important factors with respect to such forward-looking statements, including risks and uncertainties, that could cause actual results to differ materially from results referred to in the forward-looking statements. There can be no assurance that the Company's expectations regarding any of these matters will be fulfilled. As used herein, unless the context otherwise requires, the "Company" refers to IXC Communication, Inc. and its subsidiaries, including predecessor corporations. Certain terms used herein are defined in the Glossary at page A-1.

NEGATIVE CASH FLOW AND CAPITAL REQUIREMENTS


     The Company's capital expenditures were $314.3 million and $64.4 million and interest expense and capitalized interest were $38.6 million and $9.9 million for 1997 and the three months ended March 31, 1998, respectively. The Company's EBITDA was $15.5 million and $18.3 million, its cash flow provided by operating activities was $14.3 million and used in operating activities was $16.4 million and its net loss was $94.6 million and $19.4 million for 1997 and for the three months ended March 31, 1998, respectively. The Company expects to make substantial capital expenditures of over $525.0 million (subject to the availability of capital) during 1998 (of which $64.4 million has been spent through March 31, 1998) and substantial amounts thereafter. The Company anticipates meeting the cash requirements relating to such capital expenditures from cash on hand, cash flow from fiber sales and its operations, other vendor financing, if available, and additional equity and/or debt financings. The Company intends to incur a substantial amount of additional indebtedness. The amount of actual capital expenditures may vary materially as a result of cost-saving arrangements, increases or decreases in the amount of traffic on the Network, unexpected costs, delays or advances in the timing of certain capital expenditures and other factors. The Company's ability to meet the cash costs of such capital expenditures is dependent in part upon the Company's ability to complete the construction of the Network expansion in a timely manner and otherwise perform its obligations to the satisfaction of MCI so that it can complete the sale to MCI of an indefeasible right to use ("IRU") fibers from New York to Los Angeles (the "MCI Fiber Sale"), to enter into cost-saving arrangements with carriers or other large users of fiber capacity, to otherwise raise significant capital and/or to significantly increase its cash flow. The failure of the Company to accomplish any of the foregoing may significantly delay or prevent such capital expenditures, which would have a material adverse effect on the Company and the value of the Common Stock and its other securities.


     The Company's long distance switched services business will require cash to meet operating expenses. In order to offer long distance switched services, the Company installed switches, connected them to its Network and to the LECs (as defined), acquired software and hired the personnel needed to establish a national switched network. The Company's long distance switched services business generated negative EBITDA for 1996 and 1997 and the Company believes it may be negative during 1998, due to, among other things, access costs and uneven traffic patterns creating high network overflow costs. Although the Company has not yet achieved annual positive EBITDA in its long distance switched services business, the Company is seeking to improve the results in this business by increasing the scale and scope of traffic carried over its Network. Specifically, the Company's focus is on (i) obtaining traffic that meets its profitability requirements and aligns with the Company's current and planned Network, (ii) identifying new products and customers with large capacity requirements, (iii) identifying Internet, intranet and data traffic opportunities and (iv) identifying joint venture and acquisition candidates that will increase the flow and mix of traffic in the Company's Network and increase its global reach. For a discussion of important factors that could cause the Company's long distance switched services business to fail to generate positive EBITDA, see "-- Development Risks and Dependence on Long Distance Switched Services Business."

     The Company is required to make annual interest payments of $40.5 million with respect to the $450.0 million principal amount of the Company's 9% Senior Subordinated Notes Due 2008 (the "New Notes") issued in April 1998. The Company will also be required to make interest payments and, beginning June 30, 1998, principal payments in connection with borrowings under a secured equipment financing facility of $28.0 million (all of which had been borrowed at March 31, 1998) entered into with NTFC Capital Corporation and Export Development Corporation, in July 1997 (the "NTFC Equipment Facility"). Dividends on the Company's 7 1/4% Junior Convertible Preferred Stock Due 2007 (the "1997 Convertible Preferred Stock") and the Company's 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 (the "Exchangeable Preferred Stock") are payable quarterly in cash (or, on or prior to March 31, 1999 and February 15, 2001 in additional shares of 1997 Convertible Preferred Stock and Exchangeable Preferred Stock, respectively). Dividends on the 1998 Convertible Preferred Stock are payable quarterly in cash or, if the documents governing the Company's indebtedness as of the date of issuance of the 1998 Convertible Preferred Stock prohibit such payment in cash, in shares of the Common Stock. Delays in the Network expansion, larger than anticipated capital expenditures for the Network or continued negative cash flow from the long distance switched services business could impair the ability of the Company to meet its obligations under the New Notes, the remaining $.8 million principal amount of the Company's
12 1/2% Senior Notes Due 2005 (the "Senior Notes") and other indebtedness, to pay cash dividends on the 1998 Convertible Preferred Stock, the Exchangeable Preferred Stock and the 1997 Convertible Preferred Stock and to access additional sources of funding, any of which would have a material adverse effect on the Company and the value of the Common Stock and its other securities. See "-- Risks Relating to the Network Expansion; Maintenance of Network, Rights-of-Way and Permits," and "-- Development Risks and Dependence on Long Distance Switched Services Business."



     The Company anticipates that in the event it is unable to obtain vendor financing on acceptable terms, consummate the MCI Fiber Sale, or sell additional equity and/or debt securities in order to complete its planned Network expansion, it may be required to curtail or delay its planned Network expansion. Furthermore, before incurring additional indebtedness, the Company may be required to obtain the consent of, or repay, its debtholders. The Company's failure to obtain additional financing or, in the alternative, its decision to curtail or delay its planned network expansion could have a material adverse effect on its business, results of operations and financial condition.


     In October 1997, the Company formed a joint venture with Telenor AS, the Norwegian national telephone company, to provide telecommunication services to carriers and resellers in nine European countries. The joint venture is owned 40 percent by the Company, 40 percent by Telenor Global Services AS ("Telenor"), and 20 percent by Clarion Resources Communications Corporation, a U.S.-based telecommunications company in which Telenor owns a controlling interest. Although the Company cannot accurately predict the capital that will be required to implement such joint venture (the "European Joint Venture"), the Company estimates that its 1997 funding of approximately $5.8 million will be sufficient for 1998. However, there can be no assurance that the European Joint Venture will not require more capital from the Company during 1998 and thereafter.

     In December 1997, the Company formed Unidial Communications Services, LLC, a joint venture with Unidial Incorporated ("Unidial"). The joint venture is building a direct sales force to market and sell Unidial's and the Company's products over the Company's Network. The joint venture is owned 80 percent by Unidial and 20 percent by the Company. Subject to the terms of the joint venture agreement, upon request of the President of the joint venture, the Company is obligated to contribute up to an additional $7.5 million during 1998 and after November 1, 1998, it may be obligated to contribute up to an additional $4.0 million. After its funding obligation is fulfilled, the Company is not required to fund any future contributions to the joint venture, but to the extent Unidial funds such contributions, the Company's interest in the joint venture may be diluted.

     The cash requirements described above do not include any cash which may be required for acquisitions the Company may make. See "-- Integration of Acquired Businesses; Business Combinations."

SUBSTANTIAL INDEBTEDNESS

     The Company is highly leveraged. As of March 31, 1998, the Company had outstanding approximately $327.7 million of long-term debt and capital lease obligations (including the current portion thereof). The issuance of the New Notes and the purchase by the Company of $284.2 million (out of $285 million) of its Senior Notes which occurred in April 1998 resulted in a ratio of debt and redeemable preferred stock to stockholders' equity for the Company which is significantly higher than that which existed as of March 31, 1998. In addition, the Company may seek additional debt financings. If such additional debt financings occur, they will substantially increase the Company's interest expense. Furthermore, the Company will become more highly leveraged if it exchanges the Exchangeable Preferred Stock for the Company's 12 1/2% Subordinated Exchange Debentures Due 2009 pursuant to the terms of the Certificate of Designation in connection with the Exchangeable Preferred Stock.

     The Company's significant debt burden could have several important consequences to the holders of the Common Stock, including, but not limited to:
(i) all or a significant portion of the Company's cash flow from operations must be used to service its debt instead of being used in the Company's business (in 1997, the Company's EBITDA was $15.5 million, its cash flow from operations was $14.3 million and interest expense was $31.3 million); (ii) the Company's significant degree of leverage could increase its vulnerability to changes in general economic conditions or increases in prevailing interest rates; (iii) the Company's flexibility to obtain additional financing in the future, as needed to continue the Network expansion or for any other reason, may be impaired by the amount of debt outstanding and the restrictions imposed by the covenants contained in the indenture for the New Notes (the "Indenture") and in agreements relating to other indebtedness; and (iv) the Company may be more leveraged than certain of its competitors, which may be a competitive disadvantage. There can be no assurance that the Company's cash flow from operations will be sufficient to meet its obligations under the New Notes, the Senior Notes or other indebtedness or the 1998 Convertible Preferred Stock, the Exchangeable Preferred Stock or the 1997 Convertible Preferred Stock as payments become due or that the Company will be able to refinance the New Notes or other indebtedness at maturity or the 1997 Convertible Preferred Stock or the Exchangeable Preferred Stock upon mandatory redemption.


     The Company's earnings before combined fixed charges and preferred stock dividends were insufficient to cover its fixed charges by $12.3 million, $47.4 million, $121.2 million and $31.8 million for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1998. The Company anticipates that earnings will be insufficient to cover combined fixed charges and cash dividends on preferred stock for the next several years. In order for the Company to meet its debt and dividend service obligations, and its dividend and redemption obligations with respect to its preferred stock, the Company will need to substantially improve its operating results. There can be no assurance that the Company's operating results will be sufficient to enable the Company to meet its debt service obligations, and its dividend and redemption obligations with respect to its preferred stock. In the absence of a substantial improvement in operating results, the Company would face substantial liquidity problems and would be required to raise additional financing through the issuance of debt or equity securities; however, there can be no assurance that the Company would be successful in raising such financing.


RECENT AND EXPECTED LOSSES

     The Company reported a net loss of $94.6 million for the year ended December 31, 1997 and a net loss of $19.4 million for the three months ended March 31, 1998, primarily due to substantial depreciation related to capital expenditures, interest expense associated with the Senior Notes and operational expenses associated with the long distance switched services business, and such net losses may continue. During 1998 and thereafter, the Company's ability to generate operating income, EBITDA and net income will depend to a great extent on demand for the private line circuits constructed in the Network expansion and the success of the Company's switched long distance and data services. There can be no assurance that the Company will return to profitability in the future. Failure to generate operating income, EBITDA and net income will impair the Company's ability to: (i) meet its obligations under the New Notes or other indebtedness; (ii) pay cash dividends on the 1998 Convertible Preferred Stock, the Exchangeable Preferred Stock or the Convertible Preferred Stock; (iii) expand its long distance switched services business; and (iv) raise additional equity or debt financing which will be necessary to continue the Network expansion or which may be required for other reasons. Such events could have a material adverse effect on the Company and the value of the Common Stock and its other securities.

RISKS RELATING TO THE NETWORK EXPANSION; MAINTENANCE OF NETWORK, RIGHTS-OF-WAY AND PERMITS

     The continuing Network expansion is an essential element of the Company's future success. The Company has, from time to time, experienced delays with respect to the construction of certain portions of the Network expansion and may experience similar delays in the future. These delays have postponed the Company's ability to transfer long distance traffic from leased facilities to owned facilities. The Company has substantial existing commitments to purchase materials and labor for construction of the Network expansion, and will need to obtain additional materials and labor which may cost more than anticipated. The route from Washington to Houston via Atlanta is being constructed by contractors or, pursuant to cost-saving arrangements, by third parties that will include the Company's fiber in routes such carriers are constructing for their own use. Difficulties or delays with respect to any of the foregoing may significantly delay or prevent the completion of the Network expansion, which would have a material adverse effect on the Company, its financial results and the value of the Common Stock and its other securities.

     The expansion of the Company's Network and its construction or acquisition of new networks will be dependent, among other things, on its ability to acquire rights-of-way and required permits from railroads, utilities and governmental authorities on satisfactory terms and conditions and on its ability to finance such expansion, acquisition and construction. Once expansion of the Network is completed and requisite rights and permits are obtained, there can be no assurance that the Company will be able to maintain all of its existing rights and permits. Loss of substantial rights and permits or the failure to enter into and maintain required arrangements for the Company's Network could have a material adverse effect on the Company's business, financial condition and results of operations and on the value of the Common Stock and its other securities.

DEPENDENCE UPON NETWORK INFRASTRUCTURE; RISK OF SYSTEM FAILURE; SECURITY RISKS

     The Company's success in marketing its services to business and government users requires that the Company provide superior reliability, capacity and security via its Network. The Company's Network and networks upon which it depends are subject to physical damage, power loss, capacity limitations, software defects, breaches of security (by computer virus, break-ins or otherwise) and other disruptions which may cause interruptions in service or reduced capacity for customers, which could have a material adverse effect on the Company's business, financial condition and results of operations and on the value of the Common Stock and its other securities.

PRICING PRESSURES AND RISKS OF INDUSTRY OVER-CAPACITY

     The long distance transmission industry has generally been characterized by over-capacity and declining prices since shortly after the AT&T divestiture in 1984. The Company believes that, in the last several years, increasing demand has ameliorated the over-capacity and that pricing pressure has been reduced. However, the Company anticipates that prices for its services will continue to decline over the next several years. The Company is aware that certain long distance carriers (WorldCom, MCI, LCI, Qwest and others) are expanding their capacity and believes that other long distance carriers, as well as potential new entrants to the industry, are considering the construction of new fiber optic and other long distance transmission networks. If the MCI/WorldCom merger or the Qwest/LCI merger is approved, the result would be even larger, and potentially stronger, competitor (or competitors) with expanded capacity. Although the Company believes that there are significant barriers to entry for some new entrants that may consider building a new fiber optic network, such as substantial construction costs and the difficulty and expense of securing appropriate rights-of-way, establishing and maintaining a sufficient customer base, recruiting and retaining appropriate personnel and maintaining a reliable network, certain of these barriers may not apply to some new entrants (such as Qwest, utility companies or railroads which already have significant rights-of-way). In addition, Level III has announced that it will spend approximately $3.0 billion to construct a 20,000 mile fiber optic communications network entirely based on Internet technology. The Williams Companies has also announced that it is accelerating the expansion of its national fiber optic network with a $2.7 billion investment to create a 32,000 mile system by the end of 2001. Since the cost of the actual fiber is a relatively small portion of the cost of building new transmission lines, companies building such lines are likely to install fiber that provides substantially more transmission capacity than will be needed over the short or medium term. Further, recent technological advances have shown the potential to greatly expand the capacity of existing and new fiber optic cable. Although such technological advances may enable the Company to increase its capacity, an increase in the capacity of the Company's competitors could adversely affect the Company's business. If industry capacity expansion results in capacity that exceeds overall demand in general or along any of the Company's routes, severe additional pricing pressure could develop. As a result, certain industry observers have predicted that, within a few years, there may be dramatic and substantial price reductions and that long distance calls will not be materially more expensive than local calls. In addition, several companies (including AT&T and ICG Communications, Inc.) have announced plans to offer long distance voice telephony over the Internet, at substantially reduced prices. Price reductions could have a material adverse effect on the Company and the value of the Common Stock.

DEVELOPMENT RISKS AND DEPENDENCE ON LONG DISTANCE SWITCHED SERVICES BUSINESS

     The success of the Company in the long distance switched services business is dependent on the Company's ability to generate significant customer traffic, to manage an efficient switched long distance network and related customer service and the timely completion of the Network expansion. Prior to 1996 the Company had not previously managed a switched long distance network and there can be no assurance that its long distance switched services business can generate positive EBITDA or net income. The failure of the Company to generate increased customer traffic, to complete new routes in a timely manner, or to effectively manage the switched network and related customer service or to generate positive EBITDA or net income from the long distance switched services business would have a material adverse effect on the Company. The Company's long distance switched services business will require cash to meet its operating expenses. The Company's long distance switched services business generated negative EBITDA for each of the four quarters of 1996 and 1997 and the Company believes it may be negative during 1998, due to access costs and uneven traffic patterns creating high network overflow costs. Although the Company is attempting to control such costs and improve EBITDA from long distance switched services, there is no assurance it will be successful. The Company expects that the Network expansion will result in an improvement in the gross margins and EBITDA generated by its long distance switched services business. The Company has experienced and expects to continue to experience difficulties in commencing services for end users of carrier customers. Although the Company believes that its performance with respect to these matters has met or exceeded industry norms, such difficulties may adversely affect the Company's relationships with its customers.


     Important factors that could cause the Company's long distance switched services business to fail to generate positive EBITDA include changes in the businesses of the Company's reseller customers, an inability to attract new customers or to quickly transfer new customers to its Network without problems, the loss of existing customers, problems in the operation of the switched network, the Company's lack of experience with long distance switched services, increases in operating expenses or other factors affecting the Company's revenue or expenses, including delays in the construction of the Network expansion and increased expenses related to access charges and network overflow, not all of which can be controlled by the Company. If traffic does not increase and costs are not adequately controlled there can be no assurance that the long distance switched services business will ever generate positive EBITDA. In addition, to the extent that LECs grant volume discounts with respect to local access charges, the Company may have a cost disadvantage versus the larger carriers. Furthermore, the credit risk for the Company's long distance switched services business is substantially greater than the credit risk for the Company's private line business, because switched long distance customers are charged in arrears on the basis of MOUs (which are frequently subject to dispute), and because many switched long distance customers (in particular, resellers of debit card services) are not as well capitalized as most of the Company's private line customers. The Company's provision for bad debt and service disputes was $3.0 million in 1996 (when it had $104.0 million of long distance switched services revenue), $17.4 million in 1997 (when it had $258.3 million of long distance switched services revenue and $6.4 million for the three months ended March 31, 1998 (when it had $85.4 million of long distance switched services revenue).

RISKS INHERENT IN RAPID GROWTH


     Part of the Company's strategy is to achieve rapid growth through expanding its long distance switched services business and through expanding the Network. In addition, the Company may from time to time make acquisitions of resellers, such as ETI and Telecom One, which it believes provide a strategic fit with its business and Network. See "-- Integration of Acquired Businesses; Business Combinations." The Company's rapid growth has placed, and its planned future growth will continue to place, a significant and increasing strain on the Company's financial, management, technical, information and accounting resources. See "-- Dependence on Billing, Customer Services and Information Systems." Continued rapid growth would require: (i) the retention and training of new personnel; (ii) the satisfactory performance by the Company's customer interface and billing systems; (iii) the development and introduction of new products; and (iv) the control of the Company's expenses related to the expansion into the long distance switched services business and the Network expansion. The failure by the Company to satisfy these requirements, or otherwise to manage its growth effectively, would have a material adverse effect on the Company and the value of the Common Stock and its other securities.


DEPENDENCE ON BILLING, CUSTOMER SERVICES AND INFORMATION SYSTEMS

     Sophisticated information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. Billing and information systems for the Company's historical lines of business have been produced largely in-house with partial reliance on third-party vendors. These systems have generally met the Company's needs due in part to the low volume of customer billing. As the Company's long distance operation continues to expand, the need for sophisticated billing and information systems will increase significantly. For example, during the first half of 1997, the Company had negative gross margins in its long distance switched services business, due in part to certain customers which were using the Company's services for termination in LATAs where the Company's prices were too low relative to access costs in such LATAs.

     The Company's plans for the development and implementation of its billing systems rely, for the most part, on the delivery of products and services by third party vendors. Failure of these vendors to deliver proposed products and services in a timely and effective manner and at acceptable costs, failure of the Company to adequately identify all of its information and processing needs, failure of the Company's related processing or information systems or the failure of the Company to upgrade systems as necessary could have a material adverse effect on the ability of the Company to reach its objectives, on its financial condition and on its results of operations and on the value of the Common Stock and its other securities.

YEAR 2000 RISKS

     Certain of the Company's older computer programs identify years with two digits instead of four. This is likely to cause problems because the programs may recognize the year 2000 as the year 1900. These problems (the "Year 2000 Problems") could result in a system failure or miscalculations disrupting operations, including a temporary inability to process transactions, send invoices or engage in similar normal business activities. The Company has completed an assessment identifying which programs will have to be modified or replaced in order to function properly with respect to dates in the year 2000 and thereafter. The Company believes that the cost of modifying those systems that were not already scheduled for replacement for business reasons prior to 2000 is immaterial. Updating the current software to be Year 2000-compliant is scheduled to be completed by mid-1999, prior to any anticipated impact on operating systems. Although the Company does not expect Year 2000 Problems to have a material adverse effect on its internal operations, it is possible that Year 2000 Problems could have a material adverse effect on (i) the Company's suppliers and their ability to service the Company, to accurately invoice for services rendered and to accurately process payments received; and (ii) the Company's customers and their ability to continue to utilize the Company's services, to collect from their customers and to pay the Company for services received. The cumulative effect of such problems, if they occur, could have a material adverse effect on the Company and the value of the Common Stock and its other securities.

INTEGRATION OF ACQUIRED BUSINESSES; BUSINESS COMBINATIONS



     As part of its growth strategy, the Company may, from time to time, acquire businesses, assets or securities of companies which it believes provide a strategic fit with its business and the Network. Although the Company currently has no commitments or agreements with respect to any material acquisitions, it has reviewed potential acquisition candidates and has held discussions with a number of these candidates. The acquisition of other companies will be accompanied by the risks commonly associated with acquisitions. These risks include potential exposure to unknown liabilities of acquired companies, the difficulty and expense of integrating the operations and personnel of the companies, the potential disruption to the business of the Company, the potential diversion of management time and attention, the impairment of relationships with and the possible loss of key employees and customers of the acquired business, the incurrence of amortization expenses if an acquisition is accounted for as a purchase and dilution to the stockholders of the Company if the acquisition is made for stock. Any acquired businesses will need to be integrated with the Company's existing operations. This will entail, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some or all of which may be incompatible with the Company's existing systems. The Company has limited expertise dealing with these problems. There can be no assurance that services, technologies or businesses of acquired companies will be effectively assimilated into the business or product offerings of the Company or that they will contribute to the Company's revenues or earnings to any material extent. In particular, transferring substantial amounts of additional traffic to the Network can cause service interruptions and integration problems. The risks associated with acquisitions could have a material adverse effect on the Company and the value of the Common Stock and its other securities.


RELIANCE ON MAJOR CUSTOMERS

     The Company's ten largest customers in 1997 accounted for approximately 61% of its revenues, with Excel, AT&T, WorldCom and Frontier, its four largest customers, accounting for approximately 29%, 6%, 4% and 4% of the Company's revenue in 1997, respectively. Excel, WorldCom and Frontier, the Company's three largest customers in 1996, accounted for 35%, 8% and 10% of the Company's revenues in 1996, respectively.

     Most of the Company's arrangements with large customers do not provide the Company with guarantees that customer usage will be maintained at current levels. In addition, construction by certain of the Company's customers of their own facilities, construction of additional facilities by competitors or further consolidations in the telecommunications industry involving the Company's customers would lead such customers to reduce or cease their use of the Company's services which could have a material adverse effect on the Company and the value of the Common Stock and its other securities.

     The Company's strategy for establishing and growing its long distance switched services business is based in large part on its relationship with Excel. The failure by the Company to fulfill its obligations to provide a reliable switched network for use by Excel or the failure by Excel: (i) to fulfill its obligations to utilize the Company's switched long distance services (even though such failure could give rise in certain circumstances to claims by the Company); (ii) to utilize the volume of MOUs that the Company expects it to utilize or (iii) to maintain and expand its business, could result in a material adverse effect on the Company.

DEPENDENCE UPON SOLE AND LIMITED SOURCES OF SUPPLY

     The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services, network capacity and switching and networking equipment, which, in the quantities and quality demanded by the Company, are available only from sole or limited sources. The Company is also dependent upon LECs to provide telecommunications services and facilities to the Company and its customers. The Company has from time to time experienced delays in receiving telecommunications services and facilities, and there can be no assurance that the Company will be able to obtain such services or facilities on the scale and within the time frames required by the Company at an affordable cost, or at all. Any such difficulty in obtaining such services or additional capacity on a timely basis at an affordable cost, or at all, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company also is dependent on its suppliers' ability to provide products and components that comply with various Internet and telecommunications standards, interoperate with products and components from other vendors and fulfill their intended function as a part of the network infrastructure. Any failure of the Company's suppliers to provide such products could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     The telecommunications industry is highly competitive. Many of the Company's competitors and potential competitors have substantially greater financial, personnel, technical, marketing and other resources than those of the Company and a far more extensive transmission network than the Company. Such competitors may build additional fiber capacity in the geographic areas to be served by the Network or to be served by the Network expansion. Qwest is building a new nationwide long distance fiber optic network and Frontier has agreed to pay $500.0 million to obtain fibers in Qwest's network. If the MCI/WorldCom merger or the Qwest/LCI merger is approved, the result would be even larger, and potentially stronger, competitor (or competitors). In addition, Level 3 has announced that it will spend approximately $3.0 billion to construct a 20,000 mile fiber optic communications network entirely based on Internet technology. The Williams Companies, a competitor of the Company, has also announced that it is accelerating the expansion of its national fiber optic network with a $2.7 billion investment to create a 32,000 mile system by the end of 2001. Furthermore, many telecommunications companies are acquiring switches and the Company's reseller customers will have an increasing number of alternative providers of switched long distance services. The Company competes primarily on the basis of pricing, availability, transmission quality, customer service (including the capability of making rapid additions to add end users and access to end-user traffic records) and variety of services. The ability of the Company to compete effectively will depend on its ability to maintain high-quality services at prices generally equal to or below those charged by its competitors.

     An alternative method of transmitting telecommunications traffic is through satellite transmission. Satellite transmission is superior to fiber optic transmission for distribution communications, for example, video broadcasting. Although satellite transmission is not preferred to fiber optic transmission for voice traffic in most parts of the United States because it exhibits a slight (approximately one-quarter-second) time delay, such delay is not important for many data-oriented uses. In the event the market for data transmission grows, the Company will compete with satellite carriers in such market. Also, at least one satellite company, Orion Network Systems, Inc., has announced its intention to provide Internet access services to businesses through satellite technology.

     The Company competes with large and small facilities-based interexchange carriers as well as with other coast-to-coast and regional fiber optic network providers. There are currently four principal facilities-based long distance fiber optic networks (AT&T, MCI, Sprint and WorldCom) and Qwest is building another. The Company anticipates that each of Qwest and Frontier will have a fiber network similar in geographic scope and potential operating capability to that of the Company. The Company also sells long distance switched services to both facilities-based carriers and nonfacilities-based carriers (switchless resellers), competing with facilities-based carriers such as AT&T, MCI, Sprint, WorldCom and certain regional carriers. The Company competes in its markets on the basis of price, transmission quality, network reliability and customer service and support. The ability of the Company to compete effectively in its markets will depend upon its ability to maintain high quality services at prices equal to or below those charged by its competitors many of whom have extensive experience in the long distance market. In addition, the Telecom Act of 1996 (as defined) will allow the RBOCs and others to enter the long distance market. When RBOCs enter the long distance market, they may acquire, or take substantial business from, the Company's reseller customers. There can be no assurance that the Company will be able to compete successfully with existing competitors or new entrants in its markets. Failure by the Company to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Risks Related to Technological Change."

     On February 15, 1997, the United States Trade Representative designate announced that an agreement had been reached with World Trade Organization ("WTO") countries to open world telecommunications markets to competition. The agreement, known as the WTO Basic Telecommunications Services Agreement, became effective on February 5, 1998. The WTO Agreement will provide U.S. companies with foreign market access for local, long distance, and international services, either on a facilities basis or through resale of existing network capacity. The WTO Agreement also provides that U.S. companies can acquire, establish or hold a significant stake in telecommunications companies around the world. Conversely, foreign companies will be permitted to enter domestic U.S. telecommunications markets and acquire ownership interest in U.S. companies. On June 4, 1997, the FCC initiated a rulemaking proceeding to bring FCC policies and procedures into conformance with the WTO Agreement, and on November 26, 1997 released an order on foreign entry, although a petition for reconsideration of the order is pending. While the outcome of the petition for reconsideration cannot be predicted, foreign telecommunications companies could also be significant new competitors to the Company or the Company's customers.


DEPENDENCE ON KEY PERSONNEL


     The Company's businesses are managed by a small number of key executive officers, the loss of whom could have a material adverse effect on the Company. The Company believes that its growth and future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. As a result of the recent growth in the telecommunications industry, competition for qualified operations and management personnel has intensified. The loss of one or more members of senior management or the failure to recruit additional qualified personnel in the future could significantly impede attainment of the Company's financial, expansion, marketing and other objectives.

DEVELOPMENT RISKS OF THE FRAME RELAY AND ATM TRANSMISSION BUSINESS

     The Company began offering Frame Relay, ATM and other data transmission services during the first quarter of 1997. Although the Company has not yet generated material revenues from this business, the Company believes that data transmission services present a promising opportunity for the Company. To succeed in providing these services, the Company must compete with AT&T, MCI, Sprint, WorldCom and other large competitors. In addition, the Company expects that it will be necessary to continue to make upgrades to its Network (in advance of related revenues) to be competitive in providing these services. The provision of data transmission services involves technical issues with which the Company has very limited experience. In addition, the provision of these services must be successfully integrated with the Company's existing businesses. To the extent the Company does not successfully compete in providing these services, it will not realize a return on its investment in data switches and other equipment and it will not benefit from the growth, if any, in demand for these services. A failure to successfully compete in data transmission services could have a material adverse effect on the Company and the value of the Common Stock and its other securities.

RECENT LEGISLATION AND REGULATORY UNCERTAINTY

     Certain of the Company's operations are subject to regulation by the FCC under the Communications Act. In addition, certain of the Company's businesses are subject to regulation by state public utility or public service commissions. Changes in the regulation of, or the enactment or changes in interpretation of legislation affecting, the Company's operations could have a material adverse affect on the Company and the Common Stock and its other securities. In 1996 the federal government enacted the Telecom Act, which, among other things, allows the RBOCs and others to enter the long distance business. Entry of the RBOCs or other entities such as electric utilities and cable television companies into the long distance business may have a negative impact on the Company or its customers. The Company anticipates that certain of such entrants will be strong competitors because, among other reasons, they may enjoy one or more of the following advantages: they may (i) be well capitalized; (ii) already have substantial end-user customer bases; and/or (iii) enjoy cost advantages relating to local loops and access charges. The introduction of additional strong competitors into the switched long distance business would mean that the Company and its customers would face substantially increased competition. This could have a material adverse effect on the Company and the value of the Common Stock and its other securities. On July 18, 1997, in Iowa Utilities Board v. FCC, the United States Court of Appeals for the Eighth Circuit invalidated key portions of the FCC's August 29, 1996 interconnection order, which the FCC had adopted to facilitate the emergence of local exchange competition. The Supreme Court recently agreed to hear an appeal of the Eighth Circuit's ruling. The further emergence and development of local exchange competition may likely be delayed as a result. Consequently, the Company and its customers may not benefit as quickly from the lower access costs that might otherwise have resulted had competition in the provision of local access services not been thus delayed. Further, the FCC has issued orders relating to universal service funding by interstate telecommunications carriers, and to the access charges the Company and its customers are required to pay to LECs. These orders have been appealed. The outcomes of the appeals, and the outcomes of future FCC proceedings on these issues, are impossible to predict. In addition, the Telecom Act provides that state proceedings may in certain instances determine access charges the Company and its customers are required to pay to the LECs. There can be no assurance that such proceedings will not result in increases in such rates. Such increases could have a material adverse effect on the Company or its customers.

     Some members of Congress have expressed dissatisfaction with the FCC's implementation of the Telecom Act, and in particular with respect to the development of local exchange competition, RBOC re-entry into in-region long distance markets and universal service funding. Legislation has recently been introduced to amend the Telecom Act so as to facilitate RBOC re-entry. It is possible that additional legislation will also be introduced, seeking to further amend the Telecom Act. However, it is impossible to predict the scope or likelihood of success of any such possible further legislation, or the potential impact on the Company of any such possible further legislation.

RISKS RELATING TO MEXICAN JOINT VENTURE

     In February, 1998, Marca-Tel announced that it was putting further investment in new fiber routes on hold, awaiting more suitable market and regulatory conditions. Because of the continuing adverse market and regulatory environment in Mexico, Marca-Tel has determined to limit further investment and to reduce its scope of operations. At the present time, the Company does not anticipate significant additional funding to Progress International for investment in Marca-Tel until the market and regulatory conditions in Mexico improve. Failure to provide further significant funding to Progress International is likely to result in a default under Marca-Tel's financial arrangements and could result in the foreclosure of a security interest held by a third party. The Company's carrying value for the Company's investment in Progress International at December 31, 1997 was $11.6 million. The Company's interest in Progress International, and thus its indirect interest in Marca-Tel, therefore could be diluted or lost entirely, which could have a material adverse effect on the Company and the value of the Common Stock and its other securities.

POTENTIAL LIABILITY OF INTERNET ACCESS PROVIDERS

     The Company provides services to on-line service providers and Internet access providers and owns approximately 20% of the Common Stock of PSINet. The law governing the liability of on-line services providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently is unsettled. Under the terms of the Telecom Act, both civil and criminal penalties can be imposed for the use of interactive computer services for the transmission of certain indecent or obscene communications. However, this provision was recently found to be unconstitutional by the United States Supreme Court in American Civil Liberties Union v. Janet Reno. Nonetheless, many states have adopted or are considering adopting similar requirements, and the constitutionality of such state requirements remains unsettled at this time. In addition, several private lawsuits have been filed seeking to hold Internet access providers accountable for information which they transmit. In one such case, the court ruled that an Internet access provider is not directly liable for copies that are made and stored on its computer but may be held liable as a contributing infringer where, with knowledge of the infringing activity, the Internet access provider induces, causes or materially contributes to another person's infringing conduct. While the outcome of these activities is uncertain, the ultimate imposition of potential liability on Internet access providers for information which they host, distribute or transport could materially change the way they must conduct business. To avoid undue exposure to such liability, Internet access providers could be compelled to engage in burdensome investigation of subscriber materials or even discontinue offering the service altogether.

RISKS RELATING TO SWITCHED SERVICES RESELLERS

     Revenues derived from switched services resellers account for substantially all of the Company's switched long distance revenue. A substantial portion of such revenues are produced by a limited number of resellers.

Sales to switched services resellers generate low margins for the Company. In addition, these customers frequently choose to move their business based solely on small price changes and generally are perceived in the telecommunications industry as presenting a high risk of payment delinquency or non-payments. The Company's provision for service credits and bad debt was $3.0 million or 1.5% of total revenues in 1996 (when it had $104.0 million of long distance switched services revenue) and $17.4 million or 4.1% of total revenues in 1997 (when it had $258.3 million of long distance switched services revenue). The Company expects service credit and bad debt expense to continue to increase, but seeks to control it so that it will not increase as a percentage of revenues. The Company is continuing to implement procedures to control its exposure to service credit and bad debt expense. Any material increase in service credit and bad debt expense as a percentage of revenues could have a material adverse effect on the Company's results of operations and financial position and on the value of the Common Stock and its other securities.

RISKS RELATED TO TECHNOLOGICAL CHANGE

     The market for the Company's telecommunications services is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that the Company will successfully identify new service opportunities and develop and bring new services to market. The Company is also at risk from fundamental changes in the way telecommunications services are marketed and delivered. The Company's data communications service strategy assumes that technology such as Frame Relay and ATM protocols, utilizing fiber optic or copper-based telecommunications infrastructures, will continue to be the primary protocols and transport infrastructure for data communications services. Future technological changes, including changes related to the emerging wireline and wireless transmission and switching technologies, could have a material adverse effect on the Company's business, results of operations, and financial condition. The Company's pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its telecommunications services business to alternate access devices, conduits and protocols.

     In addition, recent technological advances that show the potential to greatly expand the capacity of existing and new fiber optic cable, which could greatly increase supply, could have a material adverse effect on the Company.

CONCENTRATION OF STOCK OWNERSHIP

     Assuming no conversion of the Convertible Preferred Stock or 1997 Convertible Preferred Stock into shares of Common Stock, Trustees of General Electric Pension Trust ("GEPT") beneficially owned approximately 30.2% of the outstanding Common Stock, Grumman Hill Investments, L.P. and Richard D. Irwin together beneficially owned approximately 10.4% of the outstanding Common Stock, and two of the members of senior management and their affiliates will beneficially own approximately 12.8% of the outstanding Common Stock at March 1, 1998. GEPT also owned 30.0% of the 1997 Convertible Preferred Stock at March 1, 1998. As a result, certain of these stockholders, if they act together, generally would be able to elect a majority of directors elected by the holders of Common Stock and exercise control over the business, policies and affairs of the Company, and would have the power to approve or disapprove most actions requiring stockholder approval. This concentration of stock ownership could have the effect of delaying or preventing a change of control of the Company or the removal of existing management and may discourage attempts to do so.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of Common Stock has fluctuated over a broad range since the completion of the Company's initial public offering in July 1996. The trading price of the Common Stock is subject to wide fluctuations in response to numerous factors, including, but not limited to, quarterly variations in operating results of the Company or any of its principal customers, competition, announcements of technological innovations or new products or pricing by the Company or its competitors, product enhancements by the Company or its competitors, regulatory changes, any difference between actual results and results expected by investors and analysts, changes in financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies and that often has been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Depositary Shares and Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of Common Stock could negatively impact the market price of the Depositary Shares and the Common Stock. Shares of Common Stock that have not been previously traded in the public market but may at some time be sold in the private market include: (i) shares held by affiliates; (ii) shares issued or to be issued in acquisitions; (iii) shares issuable upon conversion of the Company's convertible preferred stock, including convertible preferred stock to be issued in the future; and (iv) shares to be issued pursuant to stock options. The aggregate number of such shares is much greater than the number of shares of Common Stock which have previously traded on the public market.

ANTI-TAKEOVER PROVISIONS

     The Restated Certificate permits the Board of Directors to establish the rights, preferences, privileges and restrictions of, and to issue, additional shares of preferred stock without any further vote or action by the Company's common stockholders. Although the Company has no present plans to issue any additional shares of preferred stock (other than the issuance of shares of preferred stock as a dividend on the 1997 Convertible Preferred Stock and the Exchangeable Preferred Stock), the issuance of additional preferred stock could adversely affect the holders of Depositary Shares (or 1998 Convertible Preferred Stock). See "Description of 1998 Convertible Preferred Stock". In addition, under certain circumstances, the holders of the Senior Notes can require the Company to repurchase the Senior Notes upon the occurrence of a change of control. See "Description of Certain Indebtedness". The issuance of additional preferred stock and/or the existence of such change of control provisions in the Indenture or with respect to the Depositary Shares (or 1998 Convertible Preferred Stock) could have the effect of delaying or preventing a change in control of the Company and may discourage attempts to do so.

RANKING; ABILITY TO PAY CASH DIVIDENDS

     The 1998 Convertible Preferred Stock will rank senior to the Common Stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. The 1998 Convertible Preferred Stock will rank on parity with the 1997 Convertible Preferred Stock, the Exchangeable Preferred Stock and all other Parity Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up.

     While any shares of 1998 Convertible Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the 1998 Convertible Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of 66 2/3% of the outstanding shares of 1998 Convertible Preferred Stock. However, the Company may create additional classes of stock, increase the authorized number of shares of preferred stock of issue series of preferred stock ranking on a parity with the 1998 Convertible Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up (a "Parity Security") without the consent of any holder of 1998 Convertible Preferred Stock. See "Description of 1998 Convertible Preferred Stock -- Voting Rights" below.

     The ability of the Company to pay any dividends is subject to applicable provisions of state law and the ability to pay cash dividends on the 1998 Convertible Preferred Stock will be subject to the terms of the Indenture, and any other indebtedness of the Company then outstanding. The ability of the Company in the future to pay cash dividends will depend on its meeting certain financial criteria, which in turn will require significant improvements in the Company's EBITDA. There can be no assurance that the Company will be able to meet such financial criteria in order to pay cash dividends. There can be no assurance that the Company will have the financial resources available to it to satisfy its cash dividend requirements on the 1998 Convertible Preferred Stock, which will require the Company to substantially increase its cash flow from historical levels or to raise additional equity capital.

FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The Company wishes to caution the reader that these forward-looking statements, such as the Company's plans to expand its existing networks or to build and acquire networks in new areas, and statements regarding development of the Company's businesses, the estimate of market sizes and addressable markets for the Company's services and products, the Company's anticipated capital expenditures, regulatory reform and other statements contained in this Prospectus regarding matters that are not historical facts, are only estimates or predictions. No assurance can be given that future results will be achieved; actual events or results may differ materially as a result of risks facing the Company or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, the Company's ability to successfully market its services to current and new customers, generate customer demand for its services in the particular markets where it plans to market services, access markets, identify, finance and complete suitable acquisitions, design and construct fiber optic networks, install cable and facilities, including switching electronics, and obtain rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements.

                                  THE COMPANY

     The Company is a leading provider of telecommunications transmission, switched long distance and associated services to long distance and other communications companies. The Company owns a digital telecommunications network (the "Network") which includes over 11,500 digital route miles. Substantial additions to the Network are currently under construction. Subject to the availability of capital and the completion of cost-sharing arrangements currently being negotiated, the Network is planned to include over 18,000 digital route miles by the end of 1998, and over 20,000 digital route miles by the end of 1999. The Company provides two principal products: transmission of voice and data over dedicated circuits ("private lines") and transmission of long distance traffic processed through the Company's switches ("long distance switched services"). During the first quarter of 1997, the Company began providing Frame Relay and ATM-based switched data services in order to capitalize on the growing demand for Internet and electronic data transfer services. The Company was incorporated in the State of Delaware on July 27, 1992. The Company's principal executive offices are located at 1122 Capital of Texas Highway South, Austin, Texas 78746 and its telephone number is (512) 427-3700.

     Since beginning the Network expansion and entering into the long distance switched services business in late 1995, the Company's revenues have grown rapidly. The Company generated revenues of $91.0 million in 1995, $203.8 million in 1996 and $420.7 million in 1997. The Company's customers include AT&T, MCI, Sprint, WorldCom, Cable & Wireless, Excel, Frontier, LCI and over 200 other long distance companies, wireless companies, cable television providers, Internet service providers and governmental agencies.

     The growing demand for the Company's services and the nearly complete usage of its then-existing Network capacity have required the Company to supplement its Network with capacity leased from other carriers. As a result, in 1995 the Company began expanding its Network to increase its geographic scope and capacity and reduce its off-net lease expense. The Company is expanding its network with modern, technologically advanced, non-zero dispersion shifted fiber and OC-192 electronics (initially configured on certain routes at OC-48 capacity). The new fiber and electronics are less expensive to install and operate and have greater capacity and technical capabilities than the fiber and electronics of older networks. Upon completion of the routes currently being constructed, engineered, or planned through 1998, over 11,000 route miles of the 18,000 digital route miles of the Network will consist of advanced fiber and electronics. Through a combination of its owned and leased facilities, the Company originates and terminates long distance traffic in all 50 U.S. states, as well as terminates long distance traffic in over 200 foreign countries.

     On March 30, 1998, the Company issued and sold $135.0 million of its 1998 Convertible Preferred Stock issued in the form of Depositary Shares (2,700,000 Depositary Shares at $50 per share). On April 14, 1998, the Company issued and sold an additional $20.25 million of its 1998 Convertible Preferred Stock (405,000 Depositary Shares at $50 per share) in connection with an overallotment option granted to the initial purchasers of the 1998 Convertible Preferred Stock. On April 21, 1998, the Company sold $450 million of its New Notes bearing an interest rate of 9%. Concurrently with the sale of the New Notes, the Company consummated its tender offer for cash for all its Senior Notes. Pursuant to the terms of the tender offer, $284,185,000 (out of $285.0 million) in aggregate principal amount of the Senior Notes were tendered and accepted for payment by the Company. The Company used approximately $342.7 million of the estimated $435.6 million net proceeds from the New Notes to pay the tender offer price for the Senior Notes.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Securities. The Securities are being sold by the Selling Holders. All of the expenses incurred in connection with the registration of the Securities offered hereby will be paid by the Company, except for selling commissions and underwriting discounts.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The Company's ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated is as follows (where earnings are inadequate to cover combined fixed charges and preferred stock dividend requirements, the deficiency is shown in brackets):


             FOR THE YEAR ENDED DECEMBER 31,               FOR THE THREE MONTHS
  -----------------------------------------------------      ENDED MARCH 31,
    1993      1994      1995        1996        1997              1998+
  --------    ----    --------    --------    ---------    --------------------
                             (DOLLARS IN THOUSANDS)
  $(55,735)   1.4x    $(12,348)   $(47,355)   $(121,242)         $(31,755)


---------------

+ As adjusted for the sale of $155.25 million of 1998 Convertible Preferred
  Stock, the issuance of the New Notes and the purchase of $284.2 million (out of $285.0 million) of Senior Notes which occurred in April 1998, as if they had occurred on or before January 1, 1998, and assuming dividends are paid in cash at 6 3/4% on the 1998 Convertible Preferred Stock, the Company's earnings would have been insufficient to cover combined fixed charges and preferred stock dividends by $35,619 million for the three months ended March 31, 1998.


     For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent income before the provision (benefit) for income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and the portion of rental expense on operating leases which the Company estimates to be representative of the interest factor attributable to the leases. Preferred stock dividends consist of dividends on the 1998 Convertible Preferred Stock, the 1997 Convertible Preferred Stock and the Company's 10% Junior Series 3 Cumulative Redeemable Preferred Stock (the "Series 3 Preferred Stock") which was redeemed in March 1998.

                                SELLING HOLDERS

CONVERTIBLE PREFERRED SELLING HOLDERS

     The Company issued and sold 135,000 shares of 1998 Convertible Preferred Stock (2,700,000 Depositary Shares) to Goldman, Sachs & Co., Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated (the "Initial Purchasers") on March 30, 1998 at a purchase price of $1,000 per share (or $50 per Depositary Share). On April 14, 1998, the Company issued and sold an additional 20,250 shares of 1998 Convertible Preferred Stock (405,000 Depositary Shares) to the Initial Purchasers in connection with an overallotment option. The 1998 Convertible Preferred Stock was sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act).

     The Registration Statement of which the Prospectus is a part has been filed pursuant to Rule 415 under the Securities Act to afford the Convertible Preferred Selling Holders the opportunity to sell their Securities in public transactions rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to avail itself of that opportunity, a Convertible Preferred Selling Holder must notify the Company of its intention to sell Securities and provide such other information concerning the Convertible Preferred Selling Holder and the Securities to be sold as may then be required by the Securities Act and the rules and regulations thereunder, as applicable. No offer or sale pursuant to this Prospectus may be made by any Convertible Preferred Selling Holder until such a request has been made and until any supplement for the Prospectus has been filed or an amendment to the Registration Statement of which this Prospectus is a part has become effective. Additional Convertible Preferred Selling Holders will be added to the Prospectus upon such Convertible Preferred Selling Holder's request and provision of the requested information to the Company. The Company will from time to time supplement or amend the Prospectus to the Registration Statement, as applicable, to add additional Convertible Preferred Selling Holders and to reflect the required information concerning and Convertible Preferred Selling Holders. The Convertible Preferred Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Depositary Shares, the 1998 Convertible Preferred Stock and any Common Stock issued upon conversion of, or as payment of dividends on, the Depositary Shares or the 1998 Convertible Preferred Stock.

     The following table sets forth information with respect to certain Convertible Preferred Selling Holders which have requested to be included in this Prospectus as of the date of this Prospectus. The Convertible Preferred Selling Holders may, from time to time, also receive shares of Common Stock in the event payment of dividends on the Depositary Shares or the 1998 Convertible Preferred Stock is made with shares of Common Stock which may also be offered and sold pursuant to this Prospectus. Such information set forth in the following table has been obtained from the respective Convertible Preferred Selling Holders identified in such table. Unless otherwise disclosed in the footnotes to the table, no Convertible Preferred Selling Holder has held any position, office or had any other material relationship with the Company, its predecessor or affiliates during the past three years. All of the shares of 1998 Convertible Preferred Stock are registered in the name of "Cede & Co." on the books of the transfer agent for the 1998 Convertible Preferred Stock.

                                                 DEPOSITARY SHARES                    1998 CONVERTIBLE PREFERRED STOCK
                                    -------------------------------------------   ----------------------------------------
                                                                       PERCENT                                    PERCENT
                                                                          OF                                         OF
                                     SHARES                  SHARES     SHARES     SHARES               SHARES     SHARES
                                      OWNED                  OWNED      OWNED      OWNED     SHARES     OWNED      OWNED
                                    PRIOR TO     SHARES      AFTER      AFTER     PRIOR TO   OFFERED    AFTER      AFTER
       NAME OF CONVERTIBLE            THIS       OFFERED      THIS       THIS       THIS       FOR       THIS       THIS
     PREFERRED SELLING HOLDER       OFFERING    FOR SALE    OFFERING   OFFERING   OFFERING    SALE     OFFERING   OFFERING
     ------------------------       ---------   ---------   --------   --------   --------   -------   --------   --------
Hudson River Trust Growth
  Investors.......................     23,600      23,600      0          *          0          0         0          0
Hudson River Trust Growth & Income
  Account.........................     42,900      42,900      0          *          0          0         0          0
Equitable Life Assurance Separate
  Account Convertibles............     53,000      53,000      0          *          0          0         0          0
Memphis Light, Gas & Water
  Retirement Fund.................     26,700      26,700      0          *          0          0         0          0
David Lipscomb University General
  Endowment.......................      1,800       1,800      0          *          0          0         0          0
The Frist Foundation..............      6,900       6,900      0          *          0          0         0          0
Equitable Life Assurance Separate
  Account Balanced................      2,900       2,900      0          *          0          0         0          0
Hudson River Trust Balanced
  Account.........................     28,800      28,800      0          *          0          0         0          0
Shepherd Investments International
  Ltd. ...........................     25,000      25,000      0          *          0          0         0          0
Stark International...............     25,000      25,000      0          *          0          0         0          0
Aim Balanced Fund.................     70,000      70,000      0          *          0          0         0          0
Paloma Securities L.L.C...........     15,000      15,000      0          *          0          0         0          0
Delaware State Employees'
  Retirement Fund.................     50,100      50,100      0          *          0          0         0          0
Declaration of Trust for the
  Defined Benefit Plans of ZENECA
  Holdings Inc....................      9,050       9,050      0          *          0          0         0          0
Thermo Electron Balanced
  Investment Fund.................     15,100      15,100      0          *          0          0         0          0
Declaration of Trust for the
  Defined Benefit Plans of ICI
  American Holdings Inc...........     14,000      14,000      0          *          0          0         0          0
Hillside Capital Incorporated
  Corporate Account...............      4,850       4,850      0          *          0          0         0          0
General Motors Employees Domestic
  Group Trust.....................    181,750     181,750      0          *          0          0         0          0
The J.W. McConnell Family
  Foundation......................      7,150       7,150      0          *          0          0         0          0
Summer Hill Global Partners
  L.P.............................      1,000       1,000      0          *          0          0         0          0
First Church of Christ, Scientist-
  Endowment.......................      3,500       3,500      0          *          0          0         0          0
Christian Science Trustees for
  Gifts and Endowments............      3,500       3,500      0          *          0          0         0          0
Capitol American Life Insurance
  Co. -- Convertible..............     15,000      15,000      0          *          0          0         0          0
Great Travellers Life Insurance
  Co. -- Convertible..............     15,000      15,000      0          *          0          0         0          0
Great American Reserve Insurance
  Co. -- Convertible..............      4,600       4,600      0          *          0          0         0          0
Beneficial Standard Life Insurance
  Co. -- Convertible..............      5,800       5,800      0          *          0          0         0          0
Bankers Life & Casualty Insurance
  Co. -- Convertible..............      4,600       4,600      0          *          0          0         0          0
OCM Convertible Trust.............     96,200      96,200      0          *          0          0         0          0
State Employees' Retirement Fund
  of the State of Delaware........     24,600      26,400      0          *          0          0         0          0
State of Connecticut Combined
  Investment Funds................     82,100      82,100      0          *          0          0         0          0
Chrysler Corporation Master
  Retirement Trust................     70,300      70,300      0          *          0          0         0          0
Combined Insurance Company of
  America.........................     10,000      10,000      0          *          0          0         0          0
Vanguard Convertible Securities
  Fund, Inc. .....................     63,800      63,800      0          *          0          0         0          0
                                    ---------   ---------
        Totals....................  1,003,600   1,003,600      0          *          0          0         0          0
                                    =========   =========

                                                  COMMON STOCK
                                    ----------------------------------------
                                                                    PERCENT
                                                                       OF
                                     SHARES               SHARES     SHARES
                                     OWNED     SHARES     OWNED      OWNED
                                    PRIOR TO   OFFERED    AFTER      AFTER
       NAME OF CONVERTIBLE            THIS       FOR       THIS       THIS
     PREFERRED SELLING HOLDER       OFFERING    SALE     OFFERING   OFFERING
     ------------------------       --------   -------   --------   --------
Hudson River Trust Growth
  Investors.......................     0          0         0          0
Hudson River Trust Growth & Income
  Account.........................     0          0         0          0
Equitable Life Assurance Separate
  Account Convertibles............     0          0         0          0
Memphis Light, Gas & Water
  Retirement Fund.................     0          0         0          0
David Lipscomb University General
  Endowment.......................     0          0         0          0
The Frist Foundation..............     0          0         0          0
Equitable Life Assurance Separate
  Account Balanced................     0          0         0          0
Hudson River Trust Balanced
  Account.........................     0          0         0          0
Shepherd Investments International
  Ltd. ...........................     0          0         0          0
Stark International...............     0          0         0          0
Aim Balanced Fund.................     0          0         0          0
Paloma Securities L.L.C...........     0          0         0          0
Delaware State Employees'
  Retirement Fund.................     0          0         0          0
Declaration of Trust for the
  Defined Benefit Plans of ZENECA
  Holdings Inc....................     0          0         0          0
Thermo Electron Balanced
  Investment Fund.................     0          0         0          0
Declaration of Trust for the
  Defined Benefit Plans of ICI
  American Holdings Inc...........     0          0         0          0
Hillside Capital Incorporated
  Corporate Account...............     0          0         0          0
General Motors Employees Domestic
  Group Trust.....................     0          0         0          0
The J.W. McConnell Family
  Foundation......................     0          0         0          0
Summer Hill Global Partners
  L.P.............................     0          0         0          0
First Church of Christ, Scientist-
  Endowment.......................     0          0         0          0
Christian Science Trustees for
  Gifts and Endowments............     0          0         0          0
Capitol American Life Insurance
  Co. -- Convertible..............     0          0         0          0
Great Travellers Life Insurance
  Co. -- Convertible..............     0          0         0          0
Great American Reserve Insurance
  Co. -- Convertible..............     0          0         0          0
Beneficial Standard Life Insurance
  Co. -- Convertible..............     0          0         0          0
Bankers Life & Casualty Insurance
  Co. -- Convertible..............     0          0         0          0
OCM Convertible Trust.............     0          0         0          0
State Employees' Retirement Fund
  of the State of Delaware........     0          0         0          0
State of Connecticut Combined
  Investment Funds................     0          0         0          0
Chrysler Corporation Master
  Retirement Trust................     0          0         0          0
Combined Insurance Company of
  America.........................     0          0         0          0
Vanguard Convertible Securities
  Fund, Inc. .....................     0          0         0          0
        Totals....................     0          0         0          0


---------------
* Less than 1%.

ACQUISITION SELLING HOLDERS


     The Company issued and sold 42,056 shares of Common Stock to David Kim on March 20, 1998 in connection with the acquisition (the "NEI Acquisition") of all of the outstanding capital stock of Network Evolutions, Incorporated ("NEI"). Following the NEI Acquisition, NEI became a wholly owned indirect subsidiary of the Company. Prior to the NEI acquisition, Mr. Kim had been the President, the Treasurer and the sole director of NEI since August 1994. Concurrently with the NEI Acquisition, Mr. Kim signed an employment agreement to serve as President of NEI and Vice President, Internet Technologies of IXC Carrier, Inc. for a term of three years. In June 1998, Mr. Kim transferred 13,000 shares of Common Stock to his wife Susan Chinn. Prior to the NEI Acquisition, Ms. Chinn served as Secretary and Office Manager of NEI from December 1994 through February 1998.



     On April 17, 1998, the Company issued and sold to Gordon Hutchins, Jr. and William F. Linsmeier an aggregate of 14,527 shares of Common Stock as the final payment of Common Stock in connection with the acquisition (the "Telecom One Acquisition") of Telecom One which occurred on July 10, 1997. Prior to the Telecom One acquisition, Mr. Hutchins served as an officer and one of two directors of Telecom One since 1993. Prior to the Telecom One acquisition, Mr. Hutchins provided certain consulting services to the Company from time to time. Concurrently with the Telecom One Acquisition, Mr. Hutchins signed a consulting agreement with Telecom One for a term of three years. Prior to the Telecom One acquisition, Mr. Linsmeier served as an employee of Telecom One. Concurrently with the Telecom One Acquisition, Mr. Linsmeier signed an employment agreement with Telecom One for a term of three years, under which he serves as its Vice President of Sales and Marketing.



     The Company issued and sold an aggregate of 205,088 shares of Common Stock to James R. Stritzinger, Marilyn J. Stritzinger, William R. Stritzinger and John
S. Stritzinger on May 20, 1998 in connection with the acquisition (the "Data Place Acquisition") of all of the outstanding capital stock of Data Place. Following the Data Place Acquisition, Data Place became a wholly owned indirect subsidiary of the Company. For over 15 years prior to the Data Place Acquisition, James Stritzinger served as President and one of four directors of Data Place. Concurrently with the Data Place Acquisition, James Stritzinger signed an employment agreement to serve as Regional Vice President, Business Operations of Data Place for a term of two years. For over ten years prior to the Data Place Acquisition, William Stritzinger served as Vice president and one of four directors of Data Place. Concurrently with the Data Place Acquisition, William Stritzinger signed an employment agreement to serve as Regional Vice President, Internet Services Development of Data Place for a term of two years. For over ten years prior to the Data Place Acquisition, John Stritzinger served as Vice President and one of four directors of Data Place. Concurrently with the Data Place Acquisition, John Stritzinger signed an employment agreement to serve as Director, Support Services of Data Place for a term of two years. For over 15 years prior to the Data Place Acquisition, Marilyn Stritzinger served as Secretary and one of four directors of Data Place. All of the Acquisition Common Shares offered hereby are offered by the Acquisition Selling Holders.

     The following table sets forth, with respect to the Acquisition Selling Holders, the number of shares of Common Stock owned by the Acquisition Selling Holders prior to this offering, the number of shares of Common Stock offered for the Acquisition Selling Holders account and the number of shares of Common Stock and percentage of Common Stock owned by the Acquisition Selling Holders after the anticipated completion of this offering.


                                SHARES OF COMMON     SHARES OF COMMON   SHARES OF COMMON    PERCENT OF COMMON
    NAME OF ACQUISITION       STOCK OWNED PRIOR TO   STOCK OFFERED IN   STOCK OWNED AFTER   STOCK OWNED AFTER
      SELLING HOLDERS            THIS OFFERING        THIS OFFERING       THIS OFFERING       THIS OFFERING
    -------------------       --------------------   ----------------   -----------------   ------------------
David Kim...................         29,056               29,056            0                   *
Susan Chinn.................         13,000               13,000            0                   *
Gordon Hutchins, Jr.........         11,886               11,886            0                   *
William F. Linsmeier........          2,641                2,641            0                   *
William S. Stritzinger......         64,090               64,090            0                   *
John S. Stritzinger, III....         38,454               38,454            0                   *
Marilyn J. Stritzinger......         64,090               64,090            0                   *
James R. Stritzinger........         38,454               38,454            0                   *
                                    -------              -------
          Totals............        261,671              261,671            0                   *
                                    =======              =======


---------------
* Less than 1%.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from the sale of the Securities offered hereby. The Securities may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Holders and/or the purchasers of the Securities for whom they may act as agent. The Selling Holders and any such brokers, dealers or agents who participate in the distribution of the Securities may be deemed to be "underwriters," and any profits on the sale of the Securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Holders may be deemed to be underwriters, the Selling Holders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The Securities offered hereby may be sold by the Selling Holders from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Securities may be sold in different ways, including, without limitation, by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; and (f) through the writing of options. At any time a particular offer of the Securities is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Securities covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

     To the best knowledge of the Company, there are currently no plans, arrangements or understandings between any Selling Holders and any broker, dealer, agent or underwriter regarding the sale of the Securities by the Selling Holders. There is no assurance that any Selling Securityholder will sell any or all of the Securities offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Securities by other means not described herein.

     The Selling Holders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Securities by the Selling Holders and any other such person. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the Securities may not simultaneously engage in market-making activities with respect to the particular Securities being distributed for certain periods prior to the commencement of or during such distribution. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

     Pursuant to certain registration rights agreements entered into in connection with the offer and sale of the Depositary Shares and the Common Stock by the Company, each of the Company and the applicable Selling Holders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The following summary of certain provisions of the Common Stock and the Preferred Stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate, the Certificate of Designations and Bylaws of the Company, as amended, and the provisions of applicable law.

COMMON STOCK

     As of May 1, 1998, there were 31,793,006 outstanding shares of Common Stock held by 143 holders of record. Each holder of Common Stock or is entitled to one vote per share on all matters to be voted on by the stockholders. Subject to the rights of the holders of the Preferred Stock, each holder of Common Stock is entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets, if any, remaining, after payment of liabilities, subject to the prior liquidation rights of holders of the Preferred Stock, described below. The shares of Common Stock have no preemptive or other similar rights, and there are no redemption or sinking fund provisions applicable to Common Stock.

PREFERRED STOCK

     There are three million shares of the Preferred Stock authorized. The Company has designated 155,250 shares of Preferred Stock as 1998 Convertible Preferred Stock, 1,400,000 shares of Preferred Stock as 1997 Convertible Preferred Stock and 450,000 shares of Preferred Stock as Exchangeable Preferred Stock. As of May 1, 1998, there were 1,074,496 shares of the 1997 Convertible Preferred Stock issued and outstanding, 318,616 shares of Exchangeable Preferred Stock issued and outstanding, 155,250 shares of 1998 Convertible Preferred Stock were issued and outstanding and no other shares of Preferred Stock were outstanding. As of May 1, 1998, the 1997 Convertible Preferred Stock, the 1998 Convertible Preferred Stock and the Exchangeable Preferred Stock were held by 20, one and, three holders of record respectively.

     The 1997 Convertible Preferred Stock is convertible at the option of the holders, unless previously redeemed, at any time into shares of Common Stock at a rate (subject to adjustment in certain events) of 4.263 shares of Common Stock for each share of 1997 Convertible Preferred Stock, equivalent to a conversion rate of $23.46 for each share of Common Stock. Dividends on the 1997 Convertible Preferred Stock accrue at a rate per annum of 7 1/4% per share on the liquidation preference thereof of $100 per share ($7.25 per annum per share). Dividends payable prior to or on June 30, 1999, are, at the option of the Company, payable (i) in cash or (ii) through the issuance of additional shares of the 1997 Convertible Preferred Stock equal to the dividend amount divided by the liquidation preference of such additional shares. After March 31, 1999, to the extent and for so long as the Company is not permitted to pay cash dividends on the 1997 Convertible Preferred Stock by the terms of any then outstanding indebtedness or any other agreement or instrument to which the Company is subject, the Company will be required to pay dividends, which shall accrue at the rate per annum of 8 3/4%, through the issuance of additional shares of 1997 Convertible Preferred Stock. The Company is required to redeem all the remaining shares of the 1997 Convertible Preferred Stock on March 31, 2007. The 1997 Convertible Preferred Stock is not redeemable prior to April 3, 2000. On or after such date, the 1997 Convertible Preferred Stock will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in the Certificate of Designation in connection with the 1997 Convertible Preferred Stock plus accrued and unpaid dividends through the redemption date, provided that prior to April 1, 2002, the 1997 Convertible Preferred Stock will not be subject to redemption unless for any 20 trading days within the period of 30 consecutive trading days ending on the trading day immediately prior to the notice of redemption, the closing bid price for the Common Stock on the NNM equals or exceeds 150% of the then effective conversion price.

     The 1998 Convertible Preferred Stock is convertible at the option of the holders, unless previously redeemed or repurchased, at any time into shares of Common Stock at a rate (subject to adjustment in certain events) of 13.748 shares of Common Stock for each share of 1998 Convertible Preferred Stock. Dividends on the 1998 Convertible Preferred Stock are payable quarterly and accrue at a rate per annum of 6 3/4% per share on the liquidation preference thereof of $1,000 per share ($67.50 per annum per share). Dividends may, at the option of the Company, be paid in Common Stock if, and only if, the documents governing the Company's indebtedness that exists as of March 30, 1998 then prohibit the payment of such dividends in cash. The 1998 Convertible Preferred Stock is redeemable after April 5, 2000 subject to certain conditions with respect to the closing price of the Common Stock in the case of redemptions prior to April 1, 2002. The 1998 Convertible Preferred Stock was issued in the form of 3,105,000 Depositary Shares (at $50 per share). See "Description of 1998 Convertible Preferred Stock."

     The Exchangeable Preferred Stock will be, under certain terms and conditions, exchangeable into the Company's Exchange Debentures as set forth in the Company's Certificate of Designation relating to the Exchangeable Preferred Stock. The Exchange Debentures, if issued, will rank junior to the Notes. Dividends on the Exchangeable Preferred Stock accrue at a rate per annum of 12 1/2% of the liquidation preference thereof of $1,000 per share. Dividends are payable quarterly in cash, except that on or prior to February 15, 2001, dividends may be paid, at the Company's option, by the issuance of additional shares of Exchangeable Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. The Exchangeable Preferred Stock is not redeemable prior to August 15, 2002, except that, on or prior to August 15, 2000, the Company may redeem, at its option, up to 35% of the outstanding Exchangeable Preferred Stock with the net proceeds of one or more public equity offerings if at least $195 million aggregate liquidation preference of the Exchangeable Preferred Stock remains outstanding after each such redemption. On or after August 15, 2002, the Exchange Preferred Stock is redeemable at the option of the Company. The Company is required to redeem the Exchangeable Preferred Stock on August 15, 2009.

     Except for certain amendments to the Restated Certificate and as required by law, the holders of the 1997 Convertible Preferred Stock and the 1998 Convertible Preferred Stock are not entitled to any voting rights unless payments of dividends on the 1997 Convertible Preferred Stock or the 1998 Convertible Preferred Stock, respectively, are in arrears for an aggregate of six quarterly dividend payments. In such event, the holders of a majority of the outstanding shares of the 1997 Convertible Preferred Stock or the 1998 Convertible Preferred Stock, as applicable (together with holders of other series of the preferred stock having similar rights, including the Exchangeable Preferred Stock) will be entitled to elect two directors to the Board of Directors until such time as all dividend arrearages have been paid. The Exchangeable Preferred Stock is nonvoting except (i) as otherwise required by law and (ii) that holders of the Exchangeable Preferred Stock, voting together as a class with the holders of any other series of preferred stock with similar exercisable voting rights (including the 1997 Convertible Preferred Stock and the 1998 Convertible Preferred Stock), (a) upon the failure of the Company (1) to pay dividends for six or more dividend periods, (2) to satisfy any mandatory redemption obligation with respect to the Exchangeable Preferred Stock, (3) to comply with the covenants set forth in the Certificate of Designation with respect to the Exchangeable Preferred Stock or (4) to comply with certain covenants or make certain payments on certain indebtedness, will be entitled to elect two members to the Board of Directors of the Company; and (b) have the right, subject to certain exceptions, to approve each issuance by the Company of preferred stock that ranks senior to the Exchangeable Preferred Stock with such approval requiring consent of holders of two-thirds of the shares of Exchangeable Preferred Stock. The Exchangeable Preferred Stock ranks on a parity with the 1997 Convertible Preferred Stock and the 1998 Convertible Preferred Stock with respect to payment of dividends and amounts upon liquidation, dissolution and winding up. On any scheduled dividend payment date, the Company may, at its option, exchange all but not less than all of the shares of the Exchangeable Preferred Stock then outstanding for the Exchange Debentures.

     The Board of Directors of the Company has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences, voting rights and the number of shares consisting of any series or the designation of such series without further vote or action by the stockholders. The issuance of the preferred stock (or the ability of the Board of Directors to issue the preferred stock) may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of preferred stock with voting or conversion rights may adversely affect the voting power of the holders of Common Stock.

REGISTRATION RIGHTS

     In June 1996, the Company granted certain registration rights to GEPT, Grumman Hill Investments, L.P., and Richard D. Irwin, Ralph J. Swett, John J. Willingham, Carl W. McKinzie and Phillip L. Williams, in consideration of the sale of Common Stock to GEPT and the lock-up arrangements each of the parties entered into in connection with the Company's initial public offering of its Common Stock which occurred in July 1996. Such registration rights cover all the shares of Common Stock held by such persons or their transferees and became exercisable on May 15, 1997. Subject to certain exceptions, whenever the Company registers any of its Common Stock under the Securities Act during the period the agreement is effective, whether or not for sale for its own account, the holders of such registration rights are entitled to written notice of the registration and are entitled to include (at the Company's expense) such Common Stock in such registration. GEPT also has the right, subject to certain limitations, to require the Company to use its best efforts to file registration statements under the Securities Act covering Common Stock held by GEPT. All fees, costs and expenses of such registrations (other than underwriting discounts and commissions) will be home by the Company.

     The former shareholders of Telecom One and their transferees and assignees (the "Telecom One Holders") were also granted registration rights with respect to the shares of Common Stock issued by the Company for such acquisition which occurred in July 1997. In connection with the sale of the 1997 Convertible Preferred Stock, the Company entered into a registration rights agreement with the initial purchasers of the 1997 Convertible Preferred Stock, which required the Company, at its cost, to file a shelf registration statement for the benefit of the holders of the 1997 Convertible Preferred Stock with respect to the 1997 Convertible Preferred Stock and any shares of Common Stock issuable upon conversion thereof. On August 28, 1997, the Commission declared effective a shelf registration statement filed by the Company pursuant to its obligations with respect to the holders of the 1997 Convertible Preferred Stock and with respect to the initial payment to the Telecom One Holders in July 1997. This Registration Statement of which this Prospectus is a part satisfies the Company's obligations to register the shares of Common Stock issued as final payment to the Telecom One Holders in April 1998 and issued to the former stockholders of NEI and Data Place.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BYLAWS AND THE INDENTURE

     The Bylaws of the Company provide that stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of IXC Communications' outstanding capital stock entitled to vote. In addition, in the event of a change in control (i) holders of the New Notes will have the right to require the Company to purchase their New Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, and (ii) subject to applicable provisions of state law and the restrictions of the Indenture, the Company will be obligated to repurchase all or any part of the outstanding 1997 Convertible Preferred Stock or to adjust its conversion rate and to offer to repurchase the Exchangeable Preferred Stock. A change of control could also require the Company to adjust the conversion rate of the 1998 Convertible Preferred Stock in favor of the holders thereof. These provisions, as well as the authorized and unissued Preferred Stock described above, could discourage potential acquisition proposals and could delay or prevent a change in control or management of the Company.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in certain "business combinations" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless the transaction is approved in a prescribed manner. The business combinations to which Section 203 applies include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. In general, Section 203 defines an "interested stockholder" as a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the outstanding voting stock of the corporation.

LISTING

     The Common Stock is listed on the NNM under the symbol "IIXC".

                        DESCRIPTION OF DEPOSITARY SHARES

     Each Depositary Share represents 1/20 of a share of 1998 Convertible Preferred Stock deposited under the Deposit Agreement dated as of March 30, 1998 (the "Deposit Agreement"), among the Company, BankBoston, N.A. as Depositary (the "Depositary"), and all holders from time to time of depositary receipts issued thereunder (the "Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share is entitled, proportionately, to all the rights, preferences and privileges of the shares of 1998 Convertible Preferred Stock represented thereby (including dividend, conversion, voting, and liquidation rights), and is subject to all of the limitations of the fractional shares of 1998 Convertible Preferred Stock represented thereby, which are summarized above under "Description of 1998 Convertible Preferred Stock" or "Description of Capital Stock." The Depositary Shares are evidenced by Depositary Receipts.

     The following summary of the terms and provisions of the Deposit Agreement, Depositary Shares and Depositary Receipts does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Deposit Agreement (which contains the form of the Depositary Receipts), copies of the form of which may be obtained from the Company or the Depositary at the principal office of the Depositary at which at any particular time its depositary business shall be administered upon request.

ISSUANCE OF DEPOSITARY RECEIPTS AND WITHDRAWAL OF 1998 CONVERTIBLE PREFERRED
STOCK

     Immediately following the issuance of the 1998 Convertible Preferred Stock by the Company, the Company deposited the 1998 Convertible Preferred Stock with the Depositary and the Depositary issued and delivered the Depositary Receipts to the Company. The Company delivered the Depositary Receipts to the Underwriters. Depositary Receipts are issued evidencing only whole Depositary Shares.

     Upon surrender of Depositary Receipts at the Corporate Office (as defined in the Deposit Agreement) of the Depositary (or such other office as the Depositary may designate), the owner of the Depositary Shares evidenced thereby is entitled to delivery at such Corporate Office of certificates evidencing the number of shares of 1998 Convertible Preferred Stock (but only in whole shares) and any money and other property represented by such Depositary Receipts. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of 1998 Convertible Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. The Company does not expect that there will be any public trading market for the 1998 Convertible Preferred Stock except as represented by the Depositary Shares.

CONVERSION PROVISIONS

     As described under "Description of 1998 Convertible Preferred Stock -- Conversion Rights," the 1998 Convertible Preferred Stock may be converted, in whole or in part, into shares of Common Stock at the option of the holders of the 1998 Convertible Preferred Stock. The Depositary Shares may, at the option of holders thereof, be converted into shares of Common Stock upon the same terms and conditions as the 1998 Convertible Preferred Stock, except that the number of shares of Common Stock received upon conversion of each Depositary Share will be equal to the number of shares of Common Stock received upon conversion of each share of 1998 Convertible Preferred Stock divided by 20. To effect such an optional conversion, a holder of Depositary Shares must deliver Depositary Receipts evidencing the Depositary Shares to be converted, together with a written notice of conversion and a proper assignment of the Depositary Receipts to the Company, to any transfer agent for the Depositary Shares, or in blank (and, if applicable, payment of an amount equal to the dividend payable on such Depositary Shares), to the Depositary or its agent. Each optional conversion of Depositary Shares shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The conversion shall be at the Conversion Rate (as defined) in effect at such time and on such date, adjusted to reflect the fact that 20 Depositary Shares are the equivalent of one share of 1998 Convertible Preferred Stock.

     To the extent that Depositary Shares are converted into shares of Common Stock and all of such shares of Common Stock cannot be distributed to the record holders of Depositary Receipts without creating fractional interests in such shares, the Depositary may, with the consent of the Company, sell such shares of Common Stock, and the net proceeds of any such sale shall be distributed or made available for distribution to such record holders that would otherwise have received fractional interest in such shares of Common Stock.

PAYMENT AND CONVERSION

     All amounts payable in cash with respect to the Depositary Shares will be payable in United States dollars at the office or agency of the Company maintained for such purpose within the City of New York or, at the option of the Company, payment of dividends and Liquidated Damages (if any) may be made by check mailed to the Holders of the Depositary Shares at their respective addresses set forth in the register of Holders of the Depositary Shares maintained by the Transfer Agent, provided that all cash payments with respect to Depositary Shares the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

     Any payment on the Depositary Shares due on any day that is not a Business Day need not be made on such day, but may be made on the succeeding Business Day with the same force and effect as if made on such due date.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions, and shares of Common Stock distributed as dividends, received in respect of the 1998 Convertible Preferred Stock to the record holders of Depositary Shares in proportion, insofar as possible, to the number of Depositary Shares owned by such holders, subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Depositary.

     In the event of a distribution other than cash in respect of the 1998 Convertible Preferred Stock, the Depositary will distribute property received by it to the record holders of Depositary Shares in proportion, insofar as possible, to the number of Depositary Shares owned by such holder, subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Depositary, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

RECORD DATE

     Whenever (i) any cash dividend or other cash distribution shall become payable or any Common Stock distributed in lieu thereof, any other distribution shall be made, or any rights, preferences, or privileges shall be offered with respect to the 1998 Convertible Preferred Stock, or (ii) the Depositary shall receive notice of any meeting at which holders of 1998 Convertible Preferred Stock are entitled to vote or of which holders of 1998 Convertible Preferred Stock are entitled to notice, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date for the 1998 Convertible Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences, or privileges, or the net proceeds of the sale thereof or
(y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting.

VOTING OF 1998 CONVERTIBLE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of 1998 Convertible Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of Depositary Shares. Each record holder of Depositary Shares on the record date (which will be the same date as the record date for the 1998 Convertible Preferred Stock) will be entitled to instruct the Depositary as to the exercise of voting rights pertaining to the number of shares of 1998 Convertible Preferred Stock (or fraction thereof) represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of 1998 Convertible Preferred Stock (or fractions thereof) represented by such Depositary Shares in accordance with such instructions, and the Company has agreed to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting the 1998 Convertible Preferred Stock to the extent it does not receive specific written instructions from the holders of Depositary Shares representing such 1998 Convertible Preferred Stock.

     Each Depositary Share shall entitle the holder to instruct the Depositary to cast 1/20th of the vote of a share of 1998 Convertible Preferred Stock on each matter submitted to a vote of the stockholders of the Company.

AMENDMENT OF DEPOSIT AGREEMENT

     The form of Depositary Receipts and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least 66 2/3% of the Depositary Shares then outstanding. Every holder of Depositary Receipts at the time any such amendment becomes effective shall be deemed to consent and agree to such amendment and to be bound by the Deposit Agreement.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements and the initial deposit of the 1998 Convertible Preferred Stock.

Holders of Depositary Shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY; TERMINATION OF THE DEPOSIT AGREEMENT

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary will be appointed by the Company within 45 days after delivery of the notice of resignation or removal. The Deposit Agreement may be terminated by the Company or by the Depositary if (i) there has been a final distribution in respect of the 1998 Convertible Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts, or (ii) each share of 1998 Convertible Preferred Stock shall have been converted into shares of Common Stock.

BOOK-ENTRY-ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     DTC will act as securities depository for the Depositary Shares. The information in this section concerning DTC and DTC's book-entry system is based upon information obtained from DTC. The Depositary Shares will be issued only as fully-registered Depositary Receipts registered in the name of Cede & Co. (as nominee for DTC). One or more fully-registered global Depositary Receipts will be issued, evidencing in the aggregate the total number of Depositary Shares, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").

     Purchases of Depositary Shares within the DTC system must be made by or through Direct Participants, which will receive a credit for the Depositary Shares on DTC's records. The ownership interest of each actual purchaser of a Depositary Share ("Beneficial Owner") is in turn to be recorded on the Direct or Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Depositary Shares. Transfers of ownership interests in Depositary Shares are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.

     DTC has no knowledge of the actual Beneficial Owners of the Depositary Shares; DTC's records reflect only the identity of the Direct Participants to whose accounts such Depositary Shares are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Dividend payments on the Depositary Shares will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     No Depositary Shares evidenced by global Depositary Receipts may be exchanged in whole or in part for Depositary Receipts registered, and no transfer of global Depositary Receipts in whole or in part may be registered, in the name of any person other than DTC or any nominee of DTC unless DTC has notified the Company that it is unwilling or unable to continue as depositary for such global Depositary Receipts. All Depositary Shares evidenced by one or more global Depositary Receipts or any portion thereof will be registered in such names as DTC may direct.

     The laws of some jurisdictions require that certain potential purchasers of Depositary Shares take physical delivery of such Depositary Shares in definitive form. Such laws may impair the ability to transfer beneficial interests in Depositary Shares so long as such Depositary Shares are evidenced by global Depositary Receipts.

     As long as DTC, or its nominee, is the registered owner of the global Depositary Receipts, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the global Depositary Receipts and all Depositary Shares evidenced thereby for all purposes under the Depositary Shares. Except in the limited circumstances referred to above, owners of beneficial interests in global Depositary Shares will not be entitled to have the global Depositary Receipts evidencing such Shares or such Depositary Shares registered in their names, will not receive or be entitled to receive physical delivery of Depositary Shares in exchange therefor and will not be considered to be owners or holders of such global Depositary Receipts or any Depositary Shares evidenced thereby for any purpose under the Depositary Shares.

MISCELLANEOUS

     The Depositary will, with the approval of the Company, appoint a Registrar for registration of the Depositary Receipts or Depositary Shares in accordance with any requirements of any applicable stock exchange on which the Depositary Receipts or the Depositary Shares are listed. The Registrar will maintain books at the Corporate Office for the registration and registration of transfer of Depositary Receipts or at such other place as is approved by the Company and of which the holders of Depositary Receipts are given reasonable notice.

     The Company will deliver to the Depositary and the Depositary will forward to holders of Depositary Shares all notices and reports required by law, the rules of any national securities exchange upon which the 1998 Convertible Preferred Stock, the Depositary Shares or the Depositary Receipts are listed or by the Company's Restated Certificate or Bylaws to be furnished by the Company to holders of the 1998 Convertible Preferred Stock.

     Neither the Depositary nor the Company will be liable if either is by law or certain other circumstances beyond its control prevented from or delayed in performing its obligations under the Deposit Agreement. Neither the Depositary nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than to use its best judgment and good faith in the performance of such duties as are specifically set forth in the Deposit Agreement. The Depositary will not be obligated to appear in, prosecute or defend any legal proceeding in respect of any Depositary Shares or any shares of 1998 Convertible Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely on advice of counsel or accountants, or information provided by persons presenting shares of 1998 Convertible Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be authorized or competent and on documents believed to be genuine.

     The Depositary will act as transfer agent and registrar for, and paying agent for the payment of dividends with respect to, the Depositary Shares.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The owners of the Depositary Shares will be treated for federal income tax purposes as if they were the owners of the shares of 1998 Convertible Preferred Stock represented thereby. Accordingly, the tax treatment for the owners of the Depositary Shares will be the same as the tax treatment for the owners of shares of 1998 Convertible Preferred Stock described below. In addition, no gain or loss will be recognized upon the withdrawal of shares of 1998 Convertible Preferred Stock in exchange for Depositary Shares pursuant to the Deposit Agreement, an owner's tax basis in the withdrawn shares of 1998 Convertible Preferred Stock will be the same as the tax basis in the Depositary Shares surrendered therefor, and such owner's holding period of the withdrawn Securities will include the period during which the owner held the surrendered Depositary Shares.

                DESCRIPTION OF 1998 CONVERTIBLE PREFERRED STOCK

GENERAL

     The following is a summary of certain terms of the 1998 Convertible Preferred Stock offered hereby. The terms of the 1998 Convertible Preferred Stock are set forth in the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 6 3/4% Cumulative Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof (the "1998 Certificate of Designation"). This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate") which includes the 1998 Certificate of Designation, including the definitions therein of certain terms used below. Copies of the Restated Certificate and the 1998 Certificate of Designation will be made available as set forth under "Available Information".

     Pursuant to the 1998 Certificate of Designation, 155,250 shares of 1998 Convertible Preferred Stock with a liquidation preference of $1,000 per share (the "Liquidation Preference") were authorized for issuance. The 1998 Convertible Preferred Stock is fully paid and nonassessable, and Holders thereof have no preemptive rights in connection therewith. Each Depositary Share represents 1/20 of a share of 1998 Convertible Preferred Stock. The Company does not expect that there will be any trading market for the 1998 Convertible Preferred Stock except as represented by the Depositary Shares.

     There can be no assurance that any trading market for the Depositary Shares will develop. If any such market does develop, the Liquidation Preference of the 1998 Convertible Preferred Stock per Depositary Share is not necessarily indicative of the price at which Depositary Shares will actually trade, and the Depositary Shares may trade at prices below such Liquidation Preference. The market price of the Depositary Shares can be expected to fluctuate with changes in the financial markets and economic conditions, the market price of the Common Stock, the financial condition and prospects of the Company and other factors that generally influence the market prices of securities.

     The transfer agent for the 1998 Convertible Preferred Stock will be BankBoston, N.A. unless and until a successor is selected by the Company (the "Transfer Agent"). The offices of the Transfer Agent are located in New York City at 1 Exchange Plaza, 55 Broadway, 3rd Floor, New York, New York.

RANKING

     The 1998 Convertible Preferred Stock ranks (A) pari passu in right of payment with the 1997 Convertible Preferred Stock, the Exchangeable Preferred Stock and each other class of capital stock or series of preferred stock, established hereafter by the Company's Board of Directors, the terms of which expressly provide that such class or series ranks on a parity with the 1998 Convertible Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Securities")

(B) junior in right of payment to any Senior Securities (as defined) as to dividends and upon liquidation, dissolution or winding up of the Company and (C) senior, with respect to such matters, to the Common Stock and any capital stock of the Company that expressly provides that it will rank junior to the 1998 Convertible Preferred Stock ("Junior Securities"). The 1998 Certificate of Designation provides that the Company may not, without the affirmative vote or consent of the Holders of at least 66 2/3% of the outstanding shares of 1998 Convertible Preferred Stock, authorize, create (by way of reclassification or otherwise) or issue any class or series of capital stock of the Company ranking senior to the 1998 Convertible Preferred Stock ("Senior Securities") or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of Senior Securities.

DIVIDENDS

     The Holders of shares of the 1998 Convertible Preferred Stock will be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the issue date of the 1998 Convertible Preferred Stock accruing at the rate of $3.375 per Depositary Share ($67.50 per share of 1998 Convertible Preferred Stock) per annum, or $0.8438 per Depositary Share ($16.875 per share of 1998 Convertible Preferred Stock) per quarter, payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year or, if any such date is not a Business Day, on the next succeeding business day (each, a "Dividend Payment Date"), to the Holders of record as of the next preceding December 15, March 15, June 15, and September 15 (each, a "Record Date"). Accrued but unpaid dividends, if any, may be paid on such dates as determined by the Board of Directors. Dividends will be payable in cash except as set forth below. The first dividend payment of $0.8531 per Depositary Share will be payable on July 1, 1998. Dividends payable on the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) will be computed on the basis of a 360-day year of twelve 30-day months and will be deemed to accrue on a daily basis. Dividends may, at the option of the Company, be paid in Common Stock if, and only if, the documents governing the Company's indebtedness that exists on the issue date of the 1998 Convertible Preferred Stock then prohibit the payment of such dividends in cash. If the Company elects to pay dividends in shares of Common Stock, the number of shares of Common Stock to be distributed will be calculated by dividing the amount of such dividend otherwise payable in cash by 95% of the arithmetic average of the Closing Price (as defined) for the five Trading Days (as defined) preceding the Dividend Payment Date. If the Company elects to pay any dividend in Common Stock, it will give the Depository 5 Business Days notice prior to the related Dividend Payment Date and the Depository will forward such notice to Holders. The 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) will not be redeemable unless all dividends accrued through such redemption date shall have been paid in full. Notwithstanding anything to the contrary herein contained, the Company shall not be required to declare or pay a dividend if another person (including, without limitation, any of its subsidiaries) pays an amount to the Holders equal to the amount of such dividend on behalf of the Company and, in such event, the dividend will be deemed paid for all purposes. For a discussion of certain federal income tax considerations relevant to the payment of dividends on the 1998 Convertible Preferred Stock, see "Certain U.S. Federal Income Tax Consequences of the 1998 Convertible Preferred Stock -- Dividends to Corporate Shareholders".

     The term "Closing Price" means on any day the reported last bid price on such day or in case no sale takes place on such day, the average of the reported closing bid and asked prices on the principal national securities exchange on which such stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any independent registered broker-dealer firm, selected by the Company for that purpose, in each case adjusted for any stock split during the relevant period.

     Dividends on the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the quarter to which they relate. Accumulated unpaid dividends will accrue and cumulate at a rate of 6 3/4% per annum. The 1998 Certificate of Designation provides that the Company will take all reasonable actions required or permitted under Delaware law to permit the payment of dividends on the 1998 Convertible Preferred Stock.

     No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon, all outstanding shares of 1998 Convertible Preferred Stock. Unless full cumulative dividends on all outstanding shares of 1998 Convertible Preferred Stock due for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend (other than a dividend payable solely in shares of Junior Securities or options, warrants or rights to purchase Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities; (iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities or a purchase, redemption or other acquisition from the proceeds of a substantially concurrent sale of Junior Securities) by the Company or any of its subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its subsidiaries. Holders of the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

VOTING RIGHTS

     Holders of record of shares of the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) will have no voting rights, except as required by law and as provided in the 1998 Certificate of Designation. The 1998 Certificate of Designation provides that upon the accumulation of accrued and unpaid dividends on the outstanding 1998 Convertible Preferred Stock in an amount equal to six full quarterly dividends (whether or not consecutive) (together with any event with a similar effect pursuant to the terms of any other series of preferred stock upon which like rights have been conferred a "Voting Rights Triggering Event"), the number of members of the Company's Board of Directors will be immediately and automatically increased by two (unless previously increased pursuant to the terms of any other series of preferred stock upon which like rights have been conferred), and the Holders of a majority of the outstanding shares of 1998 Convertible Preferred Stock, voting together as a class (pro rata, based on liquidation preference) with the holders of any other series of preferred stock upon which like rights have been conferred and are exercisable, will be entitled to elect two members to the Board of Directors of the Company. Voting rights arising as a result of a Voting Rights Triggering Event will continue until such time as all dividends in arrears on the 1998 Convertible Preferred Stock are paid in full. Notwithstanding the foregoing, however, this right to elect directors will expire when the number of shares of 1998 Convertible Preferred Stock outstanding is reduced to 13,500 or less.

     In addition, as provided above under "-- Ranking" the Company may not authorize, create (by way of reclassification or otherwise) or issue any Senior Securities, or any obligation or security convertible into or evidencing the right to purchase any Senior Securities, without the affirmative vote or consent of the Holders of 66 2/3% of the then outstanding shares of the 1998 Convertible Preferred Stock.

     The owners of Depositary Shares will be entitled to direct the voting of the shares of 1998 Convertible Preferred Stock represented thereby.

CONVERSION RIGHTS

     The 1998 Convertible Preferred Stock will be convertible at the option of the Holder, into shares of Common Stock at any time, unless previously redeemed or repurchased, at a conversion rate of 0.6874 shares of Common Stock per Depositary Share (13.748 shares of Common Stock per share of the 1998 Convertible

Preferred Stock) (as adjusted pursuant to the provisions hereof, the "Conversion Rate") (subject to the adjustments described below). The right to convert a share of the 1998 Convertible Preferred Stock called for redemption or delivered for repurchase will terminate at the close of business on the Redemption Date (as defined below) for such 1998 Convertible Preferred Stock or at the time of repurchase, as the case may be.

     The right of conversion attaching to any Depositary Share may be exercised by the Holder thereof by delivering the Depositary Share to be converted to the office of the Transfer Agent, accompanied by a duly signed and completed notice of conversion in form reasonably satisfactory to the Transfer Agent. The conversion date will be the date on which the Depositary Share and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Transfer Agent a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, with any fractional shares rounded up to full shares or, at the Company's option, payment in cash in lieu of any fraction of a share, based on the Closing Price of the Common Stock on the Trading Day preceding the conversion date. Notwithstanding the foregoing, if a number of Depositary Shares that is not divisible by 20 (without remainder) is submitted for conversion, any fractional share otherwise issuable upon such conversion will be rounded down. Such certificate or certificates will be delivered by the Transfer Agent to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the additional shares to the Holders at their respective addresses set forth in the register of Holders maintained by the Transfer Agent. All shares of Common Stock issuable upon conversion of the Depositary Shares will be fully paid and nonassessable and will rank pari passu with the other shares of Common Stock outstanding from time to time. Any Depositary Shares surrendered for conversion during the period from the close of business on any Record Date to the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment of an amount equal to the dividends payable on such Dividend Payment Date on the Depositary Shares being surrendered for conversion. In the case of any Depositary Shares that have been converted after any Record Date but before the next Dividend Payment Date, dividends that are payable on such Dividend Payment Date will be payable on such Dividend Payment Date notwithstanding such conversion, and such dividends will be paid to the Holder of such Depositary Shares on such Record Date. No other payment or adjustment for dividends, or for any dividends in respect of shares of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the conversion date.

     Under Federal law in effect as of the date of this Prospectus, a Holder delivering Depositary Shares for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the shares of Common Stock in a name other than that of the Holder of the Depositary Shares. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

     The Conversion Rate is subject to adjustment in certain events, including, without duplication; (a) dividends (and other distributions) paid in shares of Common Stock, (b) subdivisions and combinations of any shares of Common Stock,
(c) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase any shares of Common Stock of the Company (collectively, "Rights") at less than the then current market price of Common Stock (determined as of the record date for stockholders entitled to receive such Rights), (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends and Rights referred to above, (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price of the Common Stock and the number of shares of Common Stock then outstanding at the date of such distribution) on the record date for such distribution and (f) the successful completion of a tender offer by the Company or any of its subsidiaries for Common Stock that involves an aggregate consideration that, together with (i) any cash and other consideration payable in any other tender offers by the Company or any of its subsidiaries for Common Stock expiring within 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate number of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. The 1998 Certificate of Designation provides that the Company may make voluntary increases in the Conversion Rate in addition to those required in the foregoing provisions, provided that each such increase is in effect for at least 20 calendar days. No adjustment of the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least 1.0% or more of the Conversion Rate.

     In addition, the 1998 Certificate of Designation provides that in the event that any other transaction or event occurs as to which the foregoing Conversion Rate adjustment provisions are not strictly applicable but the failure to make any adjustment would adversely affect the conversion rights represented by the 1998 Convertible Preferred Stock in accordance with the essential intent and principles of such provisions, then, in each such case, either (i) the Company will appoint an investment banking firm of recognized national standing, or any other financial expert that does not (or whose directors, officers, employees, affiliates or stockholders do not) have a direct or material indirect financial interest in the Company or any of its subsidiaries, who has not been, and, at the time it is called upon to give independent financial advice to the Company, is not (and none of its directors, officers, employees, affiliates or stockholders are) a promoter, director or officer of the Company or any of its subsidiaries, which will give their opinion upon or (ii) the Board of Directors shall, in its sole discretion, determine consistent with the Board of Directors' fiduciary duties to the holders of the Company's Common Stock, the adjustment, if any, on a basis consistent with the essential intent and principles established in the foregoing Conversion Rate adjustment provisions, necessary to preserve, without dilution, the conversion rights represented by the 1998 Convertible Preferred Stock. Upon receipt of such opinion or determination, the Company will promptly mail a copy thereof to the Holders of the 1998 Convertible Preferred Stock and the Depositary Shares and will, subject to the fiduciary duties of the Company's Board of Directors, make the adjustments described therein.

     The Company will provide to Holders of the Depositary Shares reasonable notice of any event that would result in an adjustment to the Conversion Rate pursuant to the foregoing paragraph so as to permit the Holders to effect a conversion of Depositary Shares into shares of Common Stock prior to the occurrence of such event.

     If at any time the Company makes a distribution of property to its stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on common stock or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the 1998 Certificate of Designation, the number of shares into which the 1998 Convertible Preferred Stock is convertible is increased, such increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to Holders of the Depositary Shares. See "Certain U.S. Federal Income Tax Considerations of the 1998 Convertible Preferred Stock -- Adjustment of Conversion Price".

REDEMPTION

  Optional Redemption

     The 1998 Convertible Preferred Stock (and corresponding Depositary Shares) may not be redeemed at the option of the Company on or prior to April 5, 2000. After April 5, 2000 the Company may redeem the 1998 Convertible Preferred Stock (and corresponding Depositary Shares). Notwithstanding the foregoing, prior to April 1, 2002, the Company shall only have the option to redeem shares of the 1998 Convertible Preferred Stock (and corresponding Depositary Shares) if, during the period of 30 consecutive Trading Days (as defined below) ending on the Trading Day immediately preceding the date that the notice of redemption is mailed to Holders, the Closing Price for the Common Stock exceeded $75 divided by the Conversion Rate effective on the date of such notice for at least 20 of such Trading Days. Subject to the immediately preceding sentence, the 1998 Convertible Preferred Stock (and corresponding Depositary Shares) may be redeemed, in whole or in part, at the option of the Company after April 5, 2000, at the redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case, together with accrued and unpaid dividends and liquidated damages (if any), to the date of redemption, upon not less than 15 nor more than 60 days' prior written notice, if redeemed during the period commencing on April 5, 2000 to March 31, 2001 at 105.40%, and thereafter during the 12-month period commencing on April 1 of each of the years set forth below:

                                                    REDEMPTION
                       YEAR                            RATE
                       ----                         ----------
2001..............................................   104.73%
2002..............................................   104.05%
2003..............................................   103.38%
2004..............................................   102.70%
2005..............................................   102.03%
2006..............................................   101.35%
2007..............................................   100.68%
2008 and thereafter...............................   100.00%

     Except as provided in the preceding sentence, no payment or allowance will be made for accrued dividends on any shares of 1998 Convertible Preferred Stock (and corresponding Depositary Shares) called for redemption.

     "Trading Day" means, in respect of any securities exchange or securities market, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

     On and after any date fixed for redemption (the "Redemption Date"), provided that the Company has made available at the office of the Transfer Agent a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the 1998 Convertible Preferred Stock (and corresponding Depositary Shares) called for redemption (except that, in the case of a Redemption Date after a dividend payment record date and prior to the related dividend payment date, holders of 1998 Convertible Preferred Stock (and corresponding Depositary Shares) on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of 1998 Convertible Preferred Stock (and corresponding Depositary Shares) shall cease except the right to receive the cash deliverable upon such redemption, without interest from the Redemption Date.

TRANSFER AGENT, PAYING AGENT, CONVERSION AGENT

     The Company has initially appointed the Transfer Agent to act as the Paying Agent and Conversion Agent. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) has been delivered to the Company for cancellation, or moneys sufficient to pay the Liquidation Preference and accrued dividends and Liquidated Damages (if any) on the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) have been made available for payment and either paid or returned to the Company as provided in the 1998 Certificate of Designation, it will maintain an office or agency in the Borough of Manhattan in The City of New York for surrender of 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) for conversion.

     Dividends payable on the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) on any redemption date or repurchase date that is a Dividend Payment Date will be paid to the Holders of record as of the immediately preceding Record Date.

     All moneys deposited with any Paying Agent or then held by the Company in trust for the payment of the Liquidation Preference and dividends or Liquidated Damages (if any) on any shares of the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the Company, and the Holder of such shares of the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) will thereafter be entitled to look only to the Company for payment thereof.

LIQUIDATION RIGHTS

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company after payment in full of the liquidation preference (and any accrued and unpaid dividends) on any Senior Securities each Holder of shares of the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) will be entitled, on an equal basis with the holders of the 1997 Convertible Preferred Stock, the Exchangeable Preferred Stock and any other outstanding Parity Securities, to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of the 1998 Convertible Preferred Stock (or per Depositary Share) held by such Holder, plus accrued and unpaid dividends and liquidated damages (if any) to the date fixed for liquidation, dissolution, or winding up before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Company. After payment in full of the Liquidation Preference and an amount equal to the accrued and unpaid dividends and liquidated damages (if any), to which Holders of 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) are entitled, such Holders will not be entitled to any further participation in any distribution of assets of the Company. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company, unless such sale, conveyance, exchange, transfer, consolidation or merger shall be in connection with a liquidation, dissolution or winding up of the affairs of the Company or reduction or decrease in capital stock.

     The 1998 Certificate of Designation does not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the 1998 Convertible Preferred Stock, although such Liquidation Preference is substantially in excess of the par value of the shares of the 1998 Convertible Preferred Stock.

CERTAIN COVENANTS

  Transactions with Affiliates

     The 1998 Certificate of Designation provides that the Company will not, and will not permit any of its subsidiaries to, without the affirmative vote or consent of the holders of a majority of the outstanding shares of 1998 Convertible Preferred Stock, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant subsidiary than those that would have been obtained in a comparable transaction by the Company or such subsidiary with an unrelated Person and (ii) the Company files in its minute books with respect to any Affiliate Transaction or series of related Affiliate Transaction involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors that are disinterested as to such Affiliate Transaction.

     As used herein, "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     The provisions of the foregoing paragraph shall not prohibit (i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (ii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iii) any employment or consulting arrangement or agreement entered into by the Company or any of its subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such subsidiary, (iv) the payment of reasonable fees to directors of the Company and its subsidiaries who are not employees of the Company or its subsidiaries, (v) any Affiliate Transaction between the Company and a subsidiary thereof or between such subsidiaries (for purposes of this paragraph, "subsidiary" includes any entity deemed to be an Affiliate because the Company or any of its subsidiaries own securities in such entity or controls such entity), or (vi) transactions between the Company or any subsidiary thereof specifically contemplated by the PSINet Agreement dated as of July 22, 1997 between a subsidiary of the Company and PSINet, as amended as of the date hereof.

  Payments for Consent

     The 1998 Certificate of Designation provides that neither the Company nor any of its subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of dividend or other distribution, fee or otherwise, to any Holder of shares of the 1998 Convertible Preferred Stock (and the corresponding Depository Shares) for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the 1998 Certificate of Designation or the 1998 Convertible Preferred Stock unless such consideration is offered to be paid and is paid to all Holders of the 1998 Convertible Preferred Stock that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

     The 1998 Certificate of Designation provides that, whether or not required by the rules and regulations of the Commission, so long as any shares of the 1998 Convertible Preferred Stock are outstanding, the Company will furnish to the Holders of the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all information that would be required to be contained in a current report on Form 8-K if the Company were required to file such reports. In the event the Company has filed any such report with the Commission, it will not be obligated to separately finish the report to any Holder unless and until such Holder requests a copy of the report. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

MERGER, CONSOLIDATION OR SALE OF ASSETS OF THE COMPANY

     In the event that the Company is party to any Fundamental Change or transaction (including, without limitation, a merger other than a merger that does not result in a reclassification, conversion, exchange or cancellation of Common Stock), consolidation, sale of all or substantially all of the assets of the Company, recapitalization or reclassification of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination of Common Stock) or any compulsory share exchange (each of the foregoing, including any Fundamental Change, being referred to as a "Transaction"), the Company will be obligated, subject to applicable provisions of state law and the restrictions of the Indenture, either to offer (a "Repurchase Offer") to purchase all of the shares of 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) on the date (the "Repurchase Date") that is 75 days after the date the Company gives notice of the Transaction, at a price (the "Repurchase Price") equal to $50 per Depositary Share ($1,000.00 per share of 1998 Convertible Preferred Stock), together with accrued and unpaid dividends through the Repurchase Date or to adjust the Conversion Rate as described below. If a Repurchase Offer is made, the Company shall deposit, on or prior to the Repurchase Date, with a paying agent an amount of money sufficient to pay the aggregate Repurchase Price of the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) which is to be paid on the Repurchase Date.

     On or before the 15th day after the Company knows or reasonably should know that a Transaction has occurred, the Company will be required to mail to all Holders of record of the Depositary Shares a notice of the occurrence of such Transaction and whether or not the documents governing the Company's indebtedness permit at such time a Repurchase Offer, and, as applicable, either the new Conversion Rate (as adjusted at the option of the Company) or the date by which the Repurchase Offer must be accepted, the Repurchase Price for the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) and the procedures which the holder must follow to accept the Repurchase Offer. To accept the Repurchase Offer, the Holder of a Depositary Share will be required to deliver, on or before the 10th day prior to the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) of the holder's acceptance, together with the certificates evidencing the Depositary Share with respect to which the offer is being accepted, duly endorsed for transfer.

     In the event the Company does not make a Repurchase Offer with respect to a Transaction and such Transaction results in shares of Common Stock being converted into the right to receive, or being exchanged for, (i) in the case of any Transaction other than a Transaction involving a Common Stock Fundamental Change (as defined below) (and subject to funds being legally available for such purpose under applicable law at the time of such conversion), securities, cash or other property, each share of the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) shall thereafter be convertible into the kind and, in the case of a Transaction which does not involve a Fundamental Change (as defined below), amount of securities, cash and other property receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which a share of the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) was convertible immediately prior to such Transaction, or (ii) in the case of a Transaction involving a Common Stock Fundamental Change, common stock, each share of the 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) shall thereafter be convertible (in the manner described therein) into common stock of the kind received by holders of Common Stock (but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if such Transaction constitutes a Fundamental Change), other than as required by Delaware law.

     If any Fundamental Change occurs, then the Conversion Rate in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each share of 1998 Convertible Preferred Stock (and the corresponding Depositary Shares) shall be convertible solely into common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change.

     The Conversion Rate in the case of any Transaction involving a Fundamental Change will be adjusted immediately after such Fundamental Change:

          (i) in the case of a Non-Stock Fundamental Change (as defined below), the Conversion Rate will thereupon become the higher of (A) the Conversion Rate in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the provision of "-- Conversion Rate", and (B) a fraction, the numerator of which is (x) the redemption rate for one share of the 1998 Convertible Preferred Stock if the redemption date were the date of such Non-Stock Fundamental Change (or, for the period commencing on the first date of original issuance of the

     1998 Convertible Preferred Stock and through April 1, 1999, and the twelve-month period commencing April 1, 1999, the product of 106.75% and 106.075%, respectively), multiplied by $1000 plus (y) any then-accrued and unpaid dividends on one share of the 1998 Convertible Preferred Stock, and the denominator of which is the greater of the Applicable Price or the then applicable Reference Market Price; and

          (ii) in the case of a Common Stock Fundamental Change, the Conversion Rate in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the provision of "-- Conversion Rate", will thereupon be adjusted by multiplying such Conversion Rate by a fraction of which the denominator will be the Purchaser Stock Price (as defined below) and the numerator will be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquirer, or other third party (and cash, if any, is paid only with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all Common Stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquirer, or other third party, the Conversion Rate in effect immediately prior to such Common Stock Fundamental Change will thereupon be adjusted by multiplying such Conversion Rate by the number of shares of common stock of the successor, acquirer, or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.

     The foregoing Conversion Rate adjustments are designed, in certain circumstances, to increase the Conversion Rate that would be applicable in "Fundamental Change" Transactions where all or substantially all Common Stock is converted into securities, cash or property and not more than 50% of the value received by the holders of Common Stock consists of stock listed or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the NNM (a Non-Stock Fundamental Change, as defined below). Such increase would result in an increase in the amount of the securities, cash, or property into which each share of the 1998 Convertible Preferred Stock (or the corresponding Depositary Shares) is convertible over that which would have been obtained in the absence of such Conversion Rate adjustments.

     In a Non-Stock Fundamental Change Transaction where the initial value received per share of Common Stock (measured as described in the definition of Applicable Price) is lower than both $1,000 divided by the Conversion Rate in effect prior to any adjustment described above and the Reference Market Price, the Conversion Rate will be adjusted as described above but calculated as though such initial value had been the Reference Market Price.

     In a Fundamental Change Transaction where all or substantially all Common Stock is converted into securities, cash, or property and more than 50% of the value received by the holders of Common Stock consists of listed or NNM traded common stock (a Common Stock Fundamental Change, as defined below), the foregoing adjustments are designed to provide in effect that (a) where Common Stock is converted partly into such Common Stock and partly into other securities, cash, or property, each share of the 1998 Convertible Preferred Stock (or the corresponding Depositary Shares) will be convertible solely into a number of shares of such Common Stock determined so that the initial value of such shares (measured as described in the definition of "Purchaser Stock Price" below) equals the value of the shares of Common Stock into which such share of the 1998 Convertible Preferred Stock (or the corresponding Depositary Shares) was convertible immediately before the Transaction (measured as aforesaid) and
(b) where Common Stock is converted solely into such common stock, each share of the 1998 Convertible Preferred Stock (or the corresponding Depositary Shares) will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Common Stock into which such share of the 1998 Convertible Preferred Stock (or the corresponding Depositary Shares) was convertible immediately before such Transaction.

     The term "Applicable Price" means (i) in the case of a Non-Stock Fundamental Change in which the holders of Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Price (as defined below) for Common Stock during the ten

Trading Days prior to the record date for the determination of the holders of Common Stock entitled to receive such securities, cash, or other property in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change or, if there is no such record date, the date upon which the holders of Common Stock shall have the right to receive such securities, cash, or other property (such record date or distribution date being hereinafter referred to as the "Entitlement Date") in each case as adjusted in good faith by the Company to appropriately reflect any of the events referred to above.

     The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of the Company) of the consideration received by holders of Common Stock consists of common stock that for each of the ten consecutive Trading Days prior to the Entitlement Date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding 1998 Convertible Preferred Stock continues to exist as outstanding 1998 Convertible Preferred Stock or (ii) not later than the occurrence of such Fundamental Change, the outstanding 1998 Convertible Preferred Stock is converted into or exchanged for shares of convertible preferred stock of an entity succeeding to the business of the Company or a subsidiary thereof, which convertible preferred stock has powers, preferences, and relative, participating, optional, or other rights and qualifications, limitations, and restrictions, substantially similar to those of the 1998 Convertible Preferred Stock.

     The term "Fundamental Change" means the occurrence of any Transaction or event in connection with a plan pursuant to which all or substantially all Common Stock shall be exchanged for, converted into, acquired for, or constitute solely the right to receive securities, cash, or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, or otherwise), provided, that, in the case of a plan involving more than one such Transaction or event, for purposes of adjustment of the Conversion Rate, such Fundamental Change shall be deemed to have occurred when substantially all Common Stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property, but the adjustment shall be based upon the consideration that a holder of Common Stock received in such Transaction or event as a result of which more than 50% of Common Stock shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property. The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

     The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the ten consecutive Trading Days prior to and including the Entitlement Date, as adjusted in good faith by the Company to appropriately reflect any of the events referred to above.

     The term "Reference Market Price" shall initially mean $38.79 (which is an amount equal to 66 2/3% of the reported last sales price for Common Stock on the NNM on March 25, 1998) and in the event of any adjustment of the Conversion Rate other than as a result of a Non-Stock Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the Conversion Rate after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial Conversion Rate.

AMENDMENT, SUPPLEMENT AND WAIVER

     The Company may amend the 1998 Certificate of Designation with the consent of the Depositary, who will consent upon receipt of the affirmative vote or consent of the holders of a majority of the 1998 Convertible Preferred Stock then outstanding, (including votes or consents obtained in connection with a tender offer or exchange offer for the 1998 Convertible Preferred Stock or the corresponding Depositary Shares) and, except as otherwise provided by applicable law, any past default or failure to comply with any provision of the 1998 Certificate of Designation may also be waived with the consent of such holders. Notwithstanding the foregoing, however, without the consent of each Holder affected, an amendment or waiver may not (with respect to any shares of the 1998 Convertible Preferred Stock held by a non-consenting Holder): (i) alter the voting rights with respect to the 1998 Convertible Preferred Stock or reduce the number of shares of the 1998 Convertible Preferred Stock whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the Liquidation Preference of any share of the 1998 Convertible Preferred Stock or adversely alter the provisions with respect to the redemption of the 1998 Convertible Preferred Stock, (iii) reduce the rate of or change the time for payment of dividends on any share of the 1998 Convertible Preferred Stock, (iv) waive a default in the payment of dividends or Liquidated Damages (if any) on the Convertible Preferred Stock, (v) make any share of the 1998 Convertible Preferred Stock payable in money other than United States dollars, (vi) make any change in the provisions of the 1998 Certificate of Designation relating to waivers of the rights of Holders of the 1998 Convertible Preferred Stock to receive the Liquidation Preference, dividends or Liquidated Damages (if any) on the 1998 Convertible Preferred Stock, or (vii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of the 1998 Convertible Preferred Stock, the Company may (to the extent permitted by Delaware law) amend or supplement the 1998 Certificate of Designation to cure any ambiguity, defect or inconsistency, to provide for uncertificated shares of the 1998 Convertible Preferred Stock in addition to or in place of certificated shares of the 1998 Convertible Preferred Stock or to make any change that would provide any additional rights or benefits to the Holders of the 1998 Convertible Preferred Stock or to make any change that the Board of Directors determines, in good faith, is not materially adverse to Holders of the 1998 Convertible Preferred Stock.

REISSUANCE

     Shares of the 1998 Convertible Preferred Stock redeemed for or converted into Common Stock or otherwise acquired by the Company will assume the status of authorized but unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock, but not as the 1998 Convertible Preferred Stock.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
                    OF THE 1998 CONVERTIBLE PREFERRED STOCK

     The following discussion of certain of the Federal income tax consequences to U.S. Holders (as defined below) of the purchase, ownership, and disposition of the 1998 Convertible Preferred Stock and any Common Stock received as dividends thereon or upon the exchange or conversion thereof. This discussion summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative pronouncements and rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of Federal income taxation that may be relevant to an investor's decision to purchase shares of the 1998 Convertible Preferred Stock, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, insurance companies, tax-exempt organizations, persons other than U.S. Holders, persons that hold the 1998 Convertible Preferred Stock or Common Stock as part of a straddle or conversion transaction, or holders subject to the alternative minimum tax, which may be subject to special rules. In addition, this discussion is limited to persons who hold the 1998 Convertible Preferred Stock or Common Stock as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. ALL PROSPECTIVE PURCHASERS OF THE 1998 CONVERTIBLE PREFERRED STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE 1998 CONVERTIBLE PREFERRED STOCK AND COMMON STOCK RECEIVED AS DIVIDENDS THEREON OR UPON THE EXCHANGE OR CONVERSION THEREOF.

     As used herein, a "U.S. Holder" of a Security means an individual that is a citizen or resident of the United States (including certain former citizens and former long-term residents), a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and
(ii) one or more U.S. persons have the authority to control all substantial decisions of the trust. A "Foreign Holder" is any beneficial owner of a Security other than a U.S. Holder.

CONSEQUENCES TO U.S. HOLDERS

  Distributions

     The amount of any distribution with respect to the 1998 Convertible Preferred Stock will be equal to the amount of cash or the fair market value of the shares of Common Stock distributed. A share of Common Stock distributed by the Company will be equal to the fair market value of Common Stock on the date of distribution. A stockholder's holding period for such shares of Common Stock will commence on the day following the date of distribution and will not include such stockholder's holding period for the shares of the 1998 Convertible Preferred Stock with respect to which the shares of Common Stock were distributed. The amount of any distribution with respect to the 1998 Convertible Preferred Stock, whether paid in cash or in shares of Common Stock, and the amount of any distribution with respect to Common Stock will be treated as a dividend, taxable as ordinary income to the recipient thereof, to the extent of the Company's current or accumulated earnings and profits as determined under Federal income tax principles. To the extent that the amount of such distribution exceeds the current and accumulated earnings and profits of the Company, the excess will be applied against and will reduce the holder's tax basis in the 1998 Convertible Preferred Stock or Common Stock, as the case may be. Any amount by which such distribution exceeds the amount treated as a dividend and the amount applied against basis will be treated as capital gain.

  Dividends to Corporate Shareholders

     In general, a distribution that is treated as a dividend for Federal income tax purposes and that is made to a corporate shareholder with respect to the 1998 Convertible Preferred Stock or Common Stock will qualify for the 70% dividends-received deduction under Section 243 of the Code. U.S. Holders should note, however, that there can be no assurance that distributions with respect to the 1998 Convertible Preferred Stock or Common Stock will not exceed the amount of current or accumulated earnings and profits of the Company in the future. Accordingly, there can be no assurance that the dividends-received deduction will apply to distributions on the 1998 Convertible Preferred Stock or Common Stock.

     In addition, there are many exceptions and restrictions relating to the availability of such dividends-received deduction such as restrictions relating to (i) the holding period of stock the dividends on which are sought to be deducted, (ii) debt-financed portfolio stock, (iii) dividends treated as "extraordinary dividends" for purposes of Section 1059 of the Code, and (iv) taxpayers that pay alternative minimum tax. Corporate shareholders should consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions (as amended by the Taxpayer Relief Act of 1997) may apply to their particular factual situation.

  Sale, Exchange or Redemption

     Upon a sale, exchange or other disposition (other than a conversion or exchange of the 1998 Convertible Preferred Stock for Common Stock) of the 1998 Convertible Preferred Stock or Common Stock, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received by the holder in such sale, exchange or other disposition and such U.S. Holder's adjusted tax basis in such shares. Such gain or loss will be long-term gain or loss if the U.S. Holder's holding period for the 1998 Convertible Preferred Stock or Common Stock is more than 12 months. In the case of certain noncorporate taxpayers, including individuals, long-term capital gains with respect to property held for more than 18 months are taxed at a maximum 20% Federal tax rate, and long-term capital gains with respect to property held more than 12 months but no more than 18 months are taxed at a maximum 28% Federal tax rate.

     Any gain or loss recognized by a holder upon redemption of the Preferred Stock will be treated as gain or loss from the sale or exchange of the 1998 Convertible Preferred Stock, if, taking into account stock that is actually or constructively owned as determined under Section 318 of the Code, (i) such holder's interest in the 1998 Convertible Preferred Stock and Common Stock is completely terminated as a result of the redemption, (ii) such holder's percentage ownership in the Company's voting stock immediately after the redemption is less than 80% of such percentage ownership immediately before such redemption, or (iii) the redemption is "not essentially equivalent to a dividend" (within the meaning of Section 302 of the Code).

     If a redemption of the 1998 Convertible Preferred Stock or Common Stock is treated as a distribution that is taxable as a dividend, the U.S. Holder will be taxed on the payment received in the same manner as described above under "-- Distributions," and the holder's adjusted tax basis in the redeemed shares of the 1998 Convertible Preferred Stock or Common Stock will be transferred to any remaining shares held by such holder in the Company. If the U.S. Holder does not retain any stock ownership in the Company following the redemption, then such holder may lose such basis completely.

  Conversion or Exchange of the 1998 Convertible Preferred Stock

     A U.S. Holder of the 1998 Convertible Preferred Stock will generally not recognize gain or loss by reason of receiving Common Stock in exchange for the 1998 Convertible Preferred Stock upon the conversion or exchange of the Preferred Stock, except that gain or loss will be recognized with respect to any cash received in lieu of fractional shares and the fair market value of any shares of Common Stock attributable to dividend arrearages will be treated as a constructive distribution as described above under "-- Distributions". The adjusted tax basis of Common Stock (including fractional share interests) so acquired will be equal to the tax basis of the shares of the 1998 Convertible Preferred Stock exchanged therefor and the holding period of Common Stock received upon conversion will include the holding period of the shares of the 1998 Convertible Preferred Stock exchanged. The tax basis of any Common Stock treated as a constructive distribution taxable as a dividend will be equal to its fair market value on the date of the exchange.

  Adjustment of Conversion Price

     If at any time the Company makes a distribution of property to holders of Common Stock that would be taxable to such stockholders as a dividend for Federal income tax purposes and, in accordance with the antidilution provisions, the Conversion Price of the 1998 Convertible Preferred Stock is decreased, the amount of such decrease may be deemed to be the payment of a taxable dividend to holders of the 1998 Convertible Preferred Stock. For example, a decrease in the Conversion Price in the event of distributions of indebtedness or assets of the Company will generally result in deemed dividend treatment to holders of the 1998 Convertible Preferred Stock, but generally, a decrease in the event of stock dividends or the distribution of rights to subscribe for Common Stock will not.

  Backup Withholding

     Under the backup withholding provisions of the Code and applicable Treasury Regulations, a U.S. Holder of the 1998 Convertible Preferred Stock or Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, the 1998 Convertible Preferred Stock or Common Stock unless such holder (a) is a corporation or comes within certain other exempt categories and when required demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder's Federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

  Consequences to Foreign Holders

     Dividends. Dividends on the 1998 Convertible Preferred Stock (including construction distributions of Common Stock resulting from an adjustment and dividends in the form of additional shares of Common Stock) or on Common Stock issuable upon conversion of the 1998 Convertible Preferred Stock paid to a Foreign Holder that are not effectively connected with a trade or business carried on by such Foreign Holder in the United States are generally subject to a 30% United States withholding tax. Such U.S. withholding tax will apply to amounts distributed to a Foreign Holder without regard to whether such amounts are less than, equal to, or in excess of, current and accumulated earnings and profits of the Company. However, to the extent that an amount distributed to a Foreign Holder exceeds the current and accumulated earnings and profits of the Company, such holder may obtain a refund of excess amounts withheld by filing an appropriate claim therefor with the IRS. The rate of withholding may be reduced to the extent provided by a tax treaty to which the United States is a party if the recipient of the dividends is entitled to the benefits of the treaty. Foreign Holders seeking a reduction in the rate of withholding under an income tax treaty may be required, and Foreign Holders seeking an exemption for dividends effectively connected with a trade or business carried on by such Foreign Holder in the United States (as described in the next paragraph) will be required, to comply with certain certification and other requirements. A Foreign Holder that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

     Under current United States Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of such regulations, for purposes of determining the applicability of an income tax treaty rate.

     Recently published final Treasury Regulations (the "1997 Withholding Regulations"), generally effective for payments after December 31, 1999, provide certain presumptions which differ from the presumption described above. Under the 1997 Withholding Regulations, a Foreign Holder of the 1998 Convertible Preferred Stock or Common Stock that wishes to claim the benefit of a treaty rate is required to satisfy applicable certification requirements. In addition, the 1997 Withholding Regulations provide that dividend payments are generally subject to information reporting and backup withholding unless applicable certification requirements are satisfied. The 1997 Withholding Regulations also require, in the case of dividends with respect to the 1998 Convertible Preferred Stock or Common Stock held by a foreign partnership, that (x) the certification requirements described above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, which in certain circumstances may include a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships.

     If the dividends on the 1998 Convertible Preferred Stock or Common Stock issuable upon conversion of the 1998 Convertible Preferred Stock are effectively connected with a trade or business carried on in the United States by a Foreign Holder, or alternatively, if a tax treaty applies, attributable to a United States permanent establishment maintained by the Foreign Holder, such dividends will be subject to tax at the rates and in the manner applicable to U.S. Holders. Effectively connected dividends or dividends attributable to a United States permanent establishment, as the case may be, received by a corporate Foreign Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Foreign Holders seeking a reduction pursuant to any income tax treaty must comply with certain certification and other requirements.

     Gain on Disposition of the 1998 Convertible Preferred Stock or Common Stock. Subject to the discussion below under "Certain Federal Income Tax Consequences -- Consequences to Foreign to Holders -- Backup Withholding", Foreign Holders generally will not be subject to U.S. Federal income tax in respect of gain recognized on a disposition (including a redemption that is not treated as a dividend) of the 1998 Convertible Preferred Stock or Common Stock issuable upon conversion of the 1998 Convertible Preferred Stock unless (a) the gain is effectively connected with a trade or business conducted by the Foreign Holder within the United States or, alternatively, if a tax treaty applies, attributable to a United States permanent establishment maintained by the Foreign Holder (in which cases such gain will be subject to tax at the rates and in the manner applicable to U.S. persons and, if the holder is a foreign corporation, the branch profits tax described above may also apply), (b) in the case of an individual Foreign Holder, such holder is present in the United States for at least 183 days in the taxable year of the disposition and either the income from the disposition is attributable to an office or other fixed place of business maintained by the holder in the United States or the holder has a "tax home" in the United States, (c) the Foreign Holder is subject to tax pursuant to the provisions of United States Federal income tax laws applicable to certain United States expatriates, or (d) the Company is a "United States real property holding corporation" for the U.S. Federal income tax purposes. The Company does not believe that it has been, currently is, or will be, a United States real property holding corporation.

     Federal Estate Tax. The 1998 Convertible Preferred Stock or Common Stock issuable upon conversion of the 1998 Convertible Preferred Stock owned or treated as being owned by an individual who is not a citizen or resident (as defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includible in such individual's gross estate for U.S. Federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The Company must report annually to the IRS and to each Foreign Holder the amount of dividends paid to, and the tax withheld with respect to, each Foreign Holder. These reporting requirements apply regardless of whether withholding tax was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the Foreign Holder resides or is established.

     United States backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) generally will not apply to dividends paid on the 1998 Convertible Preferred Stock or Common Stock before January 1, 2000 that are either (i) subject to withholding at the 30% rate (or at a reduced rate under an applicable treaty) or (ii) paid to an address outside of the United States. Dividends paid after December 31, 1999 generally will be subject to backup withholding at a 31% rate unless the Foreign Holder provides a valid Form W-8 or is a corporation or other exempt recipient that meets certain requirements.

     The payment of proceeds from the disposition of the 1998 Convertible Preferred Stock or Common Stock to or through a United States office of a broker generally will be subject to information reporting and backup withholding unless either (i) the Foreign Holder is a corporation or other exempt recipient meeting certain requirements or (ii) the Foreign Holder provides a valid Form W-8. The payment of proceeds from the disposition of the 1998 Convertible Preferred Stock or Common Stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting. However, for payments of proceeds before January 1, 2000, in the case of proceeds from the disposition of the 1998 Convertible Preferred Stock or Common Stock effected at a foreign office of a broker that is: (i) a United States person; (ii) a "controlled foreign corporation" for United States Federal income tax purposes; or (iii) a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, (a) backup withholding will not apply unless such broker has actual knowledge that the owner is not a Foreign Holder, and (b) information reporting will apply unless the broker has documentary evidence in its files that the owner is a Foreign Holder (and the broker has no actual knowledge to the contrary). After December 31, 1999, a broader class of foreign brokers having certain connections with the United States will be subject to the same backup withholding and information reporting as discussed in the preceding sentence.

     Payment made through a foreign intermediary satisfying certain requirements will not be subject to either backup withholding or information reporting. Prospective investors should consult with their own tax advisers regarding these rules, and in particular with respect to whether the use of a particular broker would subject the investor to potential information reporting and backup withholding.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Foreign Holder's United States Federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

CONSEQUENCES TO THE COMPANY
  Limitation on Use of Net Operating Losses

     Under Section 382 of the Code, if the percentage of stock (by value) of a corporation (the "Loss Corporation") that is owned by one or more "five-percent shareholders" has increased by more than 50 percentage points over the lowest percentage of stock owned by the same shareholders during a three-year testing period (an "Ownership Change"), the use of pre-Ownership Change net operating losses of the Loss Corporation following such Ownership Change will be limited based on the value of the Loss Corporation on the date the Ownership Change occurs (a "Section 382 Limitation"). As of the end of its most recent taxable year, the Company had net operating losses that were subject to Section 382 Limitations. Although the Company believes that the issuance of the 1998 Convertible Preferred Stock should not result in an Ownership Change, future equity issuances or transactions among shareholders may trigger an Ownership Change. If such an Ownership Change occurs, the Company's use of its net operating losses will be subject to a Section 382 Limitation based on the value of the Company on the date of such an Ownership Change.

     In light of the current Section 382 Limitations, and other current limitations on the use of its net operating losses, the Company has reflected these net operating losses on its financial statements as a deferred tax asset, but has taken a full valuation allowance against (and thereby fully eliminated) the deferred tax asset under generally accepted accounting principles.

                                 LEGAL MATTERS

     The validity of the Common Stock is passed upon for the Company by Riordan & McKinzie, Costa Mesa, California. Carl W. McKinzie, a director and stockholder of the Company, is a stockholder of Riordan & McKinzie. The Company has granted an option covering shares of Common Stock to another stockholder of Riordan & McKinzie. Also, certain attorneys of Riordan & McKinzie beneficially own additional shares of the Company.

                                    EXPERTS


     The consolidated financial statements of IXC Communications, Inc. at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in the Annual Report (Form 10-K) of IXC Communications, Inc. have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and included therein and incorporated by reference herein which, as to the year 1997, are based in part on the report of other independent auditors. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



     The consolidated financial statements of ETI incorporated by reference, in this Registration Statement of which this Prospectus is a part, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants. In those reports, that firm states that with respect to certain acquired entities its opinion is based on the reports of other independent public accountants, namely Deloitte & Touche LLP, Mayer Hoffman McCann L.C., and Yount, Hyde & Barbour, P.C. The financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in accounting and auditing in giving said reports.

                                    GLOSSARY

     Access charges -- The fees paid by long distance carriers to LECs for originating and terminating long distance calls on their local networks.

     ATM (asynchronous transfer mode) -- An information transfer standard that is one of a general class of technologies that relay traffic by way of an address contained within the first five bytes of a standard 53-byte-long packet or cell. The ATM format can be used by many different information systems, including local area networks, to deliver traffic at varying rates, permitting a mix of voice, video and data (multimedia).

     AT&T -- AT&T Corp.

     Carriers -- Companies that provide telecommunications transmission services.

     Data Place -- The Data Place, Inc.

     Digital -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies (both fiber and microwave) employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission). Both the Company's microwave and fiber optic facilities transmit digital information.

     EBITDA -- Operating income (loss) plus depreciation and amortization. EBITDA is not a measurement determined in accordance with GAAP, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP and is not necessarily comparable with similarly titled measures for other companies.


     ETI -- Eclipse Telecommunications, Inc., formerly known as Network Long Distance, Inc.


     Excel -- EXCEL Communications, Inc.

     Facilities-based carrier -- Carriers who own transmission facilities.

     FCC -- Federal Communications Commission.

     Frame Relay -- A high-speed, data-packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per second. This service is well-suited for connecting local area networks, but is not appropriate for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at high speeds on modern fiber optic networks.

     Frontier -- Frontier Corporation.

     GAAP -- Generally Accepted Accounting Principles.

     Interexchange Carrier -- A company providing inter-LATA or long distance services between LATAs on an intrastate or interstate basis.

     Kilobit -- One thousand bits of information. The information-carrying capacity (i.e., bandwidth) of a circuit may be measured in "kilobits per second."

     LATAs (local access and transport areas) -- The approximately 200 geographic areas that define the areas between which the RBOCs were prohibited from providing long distance services prior to the Telecommunications Act.

     LCI -- LCI International Management Services, Inc.

     LEC (local exchange carrier) -- A company providing local telephone services.

     Level 3 -- Level 3 Communications, Inc.

     Long distance switched services -- Telecommunications services such as residential long distance services that are processed through digital switches and delivered over long-haul circuits and other transmission facilities.

     Local loop -- A circuit within a LATA.

     MCI -- MCI Communications Corporation.

     MOUs -- Minutes of use of long distance service.


     OC-3, OC-12, OC-48 and OC-192 -- Standard telecommunications industry measurements for optical transmission capacity distinguishable by bit rate transmitted per second and the number of voice or data transmissions that can be simultaneously transmitted through fiber optic cable. An OC-3 is generally equivalent to three DS-3s and has a bit rate of 155.52 megabits per second and can transmit 2,016 simultaneous voice or data transmissions. An OC-12 has a bit rate of 622.08 megabits per second and can transmit 8,064 simultaneous voice or data transmissions. An OC-48 has a bit rate of 2,488.32 megabits per second and can transmit 32,256 simultaneous voice or data transmissions. An OC-192 has a bit rate of 9,953.28 megabits per second and can transmit 129,024 simultaneous voice or data transmissions.


     Qwest -- Qwest Communications Corporation.

     RBOCs (regional Bell operating companies) -- The seven local telephone companies (formerly part of AT&T) established by court decree in 1982.

     Route miles -- The measure of the length of a transmission path in miles.

     Sprint -- Sprint Corp.

     Switch -- A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

     Telecom One -- Telecom One, Inc.

     The Williams Companies -- The Williams Companies, Inc.

     WorldCom -- WorldCom, Inc.

======================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND THEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR IN ANY PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR OF SUCH PROSPECTUS SUPPLEMENT.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    2
Documents Incorporated by Reference...    3
Risk Factors..........................    4
The Company...........................   17
Use of Proceeds.......................   17
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends...........................   18
Selling Holders.......................   19
Plan of Distribution..................   22
Description of Capital Stock..........   23
Description of Depositary Shares......   26
Description of 1998 Convertible
  Preferred Stock.....................   31
Certain U.S. Federal Income Tax
  Consequences of the 1998 Convertible
  Preferred Stock.....................   43
Legal Matters.........................   48
Experts...............................   48
Glossary..............................  A-1


======================================================
======================================================
                            IXC COMMUNICATIONS, INC.


    3,105,000 DEPOSITARY SHARES EACH REPRESENTING 1/20 OF A SHARE OF 6 3/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, 155,250 SHARES OF 6 3/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, 2,634,377 SHARES OF COMMON STOCK ISSUABLE UPON
 CONVERSION OF, OR PAYABLE AS DIVIDENDS ON, THE DEPOSITARY SHARES OR THE 6 3/4%
   CUMULATIVE CONVERTIBLE PREFERRED STOCK AND 261,671 SHARES OF COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                         , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses and costs (other than underwriting discounts and selling commissions) expected to be incurred in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except the registration fee of the Securities and Exchange Commission (the "Commission").

                           ITEM                              AMOUNT
                           ----                             --------
Commission registration fee...............................  $ 52,203
Printing and engraving expenses...........................    75,000
Legal fees and expenses...................................    30,000
Accounting fees and expenses..............................    15,000
Transfer agent and registrar fees.........................     5,000
Miscellaneous.............................................    22,797
                                                            --------
          Total...........................................  $200,000
                                                            ========

     All expenses will be borne by IXC Communications, Inc. ("IXC
Communications").

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     IXC Communications, Inc. is a Delaware corporation. Article VII, Section 8 of IXC Communications' Bylaws provides that IXC Communications shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"). Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by

Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Article Tenth of the Restated Certificate of Incorporation of IXC Communications currently provides that each director shall not be personally liable to IXC Communications or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to IXC Communications or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided under Section 174 of the DGCL; or
(iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 4.1      Specimen certificate representing shares of Common Stock of
          IXC Communications, Inc. (incorporated by reference to
          Exhibit 4.1 of IXC Communications, Inc.'s, Registration
          Statement on Form S-1 filed with the Commission on May 20,
          1996, as amended (File No. 333-4061) (the "S-1")).
 4.2      Indenture dated as of October 5, 1995 by and among IXC
          Communications, Inc., on its behalf and as
          successor-in-interest to I-Link Holdings, Inc. and IXC
          Carrier Group, Inc., each of IXC Carrier, Inc., on its
          behalf and as successor-in-interest to I-Link, Inc., CTI
          Investments, Inc., Texas Microwave Inc. and WTM Microwave
          Inc., Atlantic States Microwave Transmission Company,
          Central States Microwave Transmission Company, Telcom
          Engineering, Inc., on its behalf and as
          successor-in-interest to SWTT Company and Microwave Network,
          Inc., Tower Communication Systems Corp., West Texas
          Microwave Company, Western States Microwave Transmission
          Company, Rio Grande Transmission, Inc., IXC Long Distance,
          Inc., Link Net International, Inc. (collectively, the
          "Guarantors"), and IBJ Schroder Bank & Trust Company, as
          Trustee (the "Trustee), with respect to the 12 1/2% Series A and Series B Senior Notes due 2005 (incorporated by
          reference to Exhibit 4.1 of IXC Communications, Inc.'s and each of the Guarantor's Registration Statement on Form S-4 filed with the Commission on April 1, 1996 (File No.
          333-2936) (the "S-4")).
 4.3      Form of 12 1/2% Series A Senior Notes due 2005 (incorporated by reference to Exhibit 4.6 of the S-4).
 4.4      Form of 12 1/2% Series B Senior Notes due 2005 and
          Subsidiary Guarantee (incorporated by reference to Exhibit
          4.8 of IXC Communications, Inc.'s Amendment No. 1 to
          Registration Statement on Form S-1 filed with the Commission on June 13, 1996 (File No. 333-4061) (the "S-1 Amendment")).
 4.5      Amendment No. 1 to Indenture and Subsidiary Guarantee dated as of June 4, 1996 by and among IXC Communications, Inc.,
          the Guarantors and the Trustee (incorporated by reference to
          Exhibit 4.11 of the S-1 Amendment).
 4.6      Purchase Agreement dated as of March 25, 1997 by and among
          IXC Communications, Inc., Credit Suisse First Boston
          Corporation ("CS First Boston") and Dillon Read & Co. Inc.
          ("Dillon Read") (incorporated by reference to Exhibit 4.12 of IXC Communications, Inc.'s Quarterly Report on Form 10-Q
          for the quarter ended March 31, 1997 filed with the
          Commission on May 15, 1997 (the "March 31, 1997 10-Q"))

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 4.7      Registration Rights Agreement dated as of March 25, 1997 by and among IXC Communications, Inc., CS First Boston and
          Dillon Read (incorporated by reference to Exhibit 4.13 of
          the March 31, 1997 10-Q).
 4.8      Amendment to Registration Rights Agreement dated as of March
          25, 1997 by and between IXC Communications, Inc. and
          Trustees of General Election Pension Trust (incorporated by reference to Exhibit 4.14 of March 31, 1997 10-Q).
 4.9      Registration Rights Agreement dated as of July 8, 1997 among
          IXC Communications, Inc. and each of William G. Rodi, Gordon
          Hutchins, Jr. and William F. Linsmeier (incorporated by
          reference to Exhibit 4.15 of IXC Communications, Inc.'s
          Quarterly Report on Form 10-Q for the quarter ended June 30,
          1997, as filed with the Commission on August 6, 1997 (the
          "June 30, 1997 10-Q")).
 4.10     Registration Rights Agreement dated as of July 8, 1997 among
          IXC Communications, Inc. and each of William G. Rodi, Gordon
          Hutchins, Jr. and William F. Linsmeier (incorporated by
          reference to Exhibit 4.16 of the June 30, 1997 10-Q).
 4.11     Indenture dated as of August 15, 1997 between IXC
          Communications, Inc. and The Bank of New York (incorporated by reference to Exhibit 4.2 of IXC Communications, Inc.'s
          Current Report on Form 8-K dated August 20, 1997 and filed with the Commission on August 28, 1997 (the "8-K")).
 4.12     First Supplemental Indenture dated as of October 23, 1997
          among IXC Communications, Inc., the Guarantors, IXC
          International, Inc. and IBJ Schroder Bank & Trust Company
          (incorporated by reference to Exhibit 4.13 of IXC
          Communications, Inc.'s Annual Report on Form 10-K for the
          year ended December 31, 1997 and filed with the Commission on March 16, 1998 (the "1997 10-K")).
 4.13     Second Supplemental Indenture dated as of December 22, 1997 among IXC Communications, Inc., the Guarantors, IXC Internet
          Services, Inc., IXC International, Inc. and IBJ Schroder
          Bank & Trust Company (incorporated by reference to Exhibit
          4.14 of the 1997 10-K).
 4.14     Third Supplemental Indenture dated as of January 6, 1998
          among IXC Communications, Inc., the Guarantors, IXC Internet
          Services, Inc., IXC International, Inc. and IBJ Schroder
          Bank & Trust Company (incorporated by reference to Exhibit
          4.15 of the 1997 10-K).
 4.15 +   Fourth Supplemental Indenture dated as of April 3, 1998
          among IXC Communications, Inc., the Guarantors, IXC Internet
          Services, Inc., IXC International, Inc., and IBJ Schroder
          Bank & Trust Company.
 4.16     Purchase Agreement dated as of March 25, 1998 among IXC
          Communications, Inc., Goldman Sachs & Co. ("Goldman"), CS
          First Boston, Merrill Lynch, Pierce, Fenner & Smith
          Incorporated ("Merrill") and Morgan Stanley & Co.
          Incorporated ("Morgan Stanley") (incorporated by reference to Exhibit 4.1 IXC Communications, Inc.'s Current Report on
          Form 8-K dated March 30, 1998 and filed with the Commission on April 7, 1998 (the "April 7, 1998 8-K")).
 4.17     Registration Rights Agreement dated as of March 30, 1998
          among IXC Communications, Inc., Goldman, CS First Boston,
          Merrill and Morgan Stanley (incorporated by reference to
          Exhibit 4.2 of the April 7, 1998 8-K).
 4.18     Deposit Agreement dated as of March 30, 1998 between IXC
          Communications, Inc. and BankBoston N.A. (incorporated by
          reference from Exhibit 4.3 of the April 7, 1998 8-K).
 4.19     Certificate of Designation of Powers, Preferences and
          Relative, Participating, Optional and Other Special Rights
          of 6 3/4% Cumulative Convertible Preferred Stock and
          Qualifications, Limitations and Restrictions Thereof
          (incorporated by reference to Exhibit 4.4 of the April 7,
          1998 8-K).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 4.20     Purchase Agreement dated as of April 16, 1998, by and among
          IXC Communications, Inc., CS First Boston, Merrill, Morgan
          and Nationsbanc Montgomery Securities LLC (incorporated by reference to Exhibit 4.1 of IXC Communications, Inc.'s
          Current Report on Form 8-K dated April 21, 1998 and filed
          with the Commission on April 22, 1998 (the "April 22, 1998
          8-K").
 4.21     Registration Rights Agreement dated April 16, 1998, by and among IXC Communications, Inc., Credit Suisse First Boston
          Corporation, Merrill, Morgan and Nationsbanc Montgomery
          Securities LLC (incorporated by reference to Exhibit 4.2 of the April 22, 1998 8-K).
 4.22     Indenture dated as of April 21, 1998 between IXC
          Communications, Inc. and IBJ Schroder Bank & Trust Company,
          as Trustee (incorporated by reference to Exhibit 4.3 of the
          April 22, 1998 8-K).
 5.1  +   Opinion of Riordan & McKinzie, a Professional Law
          Corporation regarding the validity of the issuance of the
          securities registered hereunder.
12.1  *   Statement regarding Computation of Ratios.
23.1  +   Consent of Riordan & McKinzie (contained in Exhibit 5.1).
23.2  *   Consent of Ernst & Young LLP.
23.3  *   Consent of Arthur Andersen LLP.
23.4  *   Consent of KPMG Peat Marwick LLP
23.5  *   Consent of Deloitte & Touche LLP.
23.6  *   Consent of Yount, Hyde & Barbour, P.C.
23.7  *   Consent of Mayer Hoffman McCann L.C.
24.1  +   Power of Attorney.


---------------
+ Previously filed.

* Filed herewith.

     (b) Financial Statement Schedules

     All schedules are omitted since the required information is inapplicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the Consolidated Financial Statements and Notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1993 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on June 18, 1998.


                                          IXC Communications, Inc.,
                                          a Delaware corporation

                                          By: /s/ JAMES F. GUTHRIE
                                            ------------------------------------
                                            James F. Guthrie
                                            Executive Vice President and Chief
                                            Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
                       *                          President, Chief Executive Officer,    June 18, 1998
------------------------------------------------  Chairman and Director (Principal
               Benjamin L. Scott                  Executive Officer)

              /s/ JAMES F. GUTHRIE                Executive Vice President and Chief     June 18, 1998
------------------------------------------------  Financial Officer (Principal
                James F. Guthrie                  Financial and Accounting Officer)

                       *                          Director                               June 18, 1998
------------------------------------------------
                 Ralph J. Swett

                       *                          Director                               June 18, 1998
------------------------------------------------
                Richard D. Irwin

                       *                          Director                               June 18, 1998
------------------------------------------------
                Wolfe H. Bragin

                       *                          Director                               June 18, 1998
------------------------------------------------
                Carl W. McKinzie

                       *                          Director                               June 18, 1998
------------------------------------------------
              Phillip L. Williams

                       *                          Director                               June 18, 1998
------------------------------------------------
                  Joe C. Culp

*By:          /s/ JEFFREY C. SMITH
     -------------------------------------------
                Jeffrey C. Smith
                Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
-------                           -----------                           ------------
 4.1      Specimen certificate representing shares of Common Stock of
          IXC Communications, Inc. (incorporated by reference to
          Exhibit 4.1 of IXC Communications, Inc.'s, Registration
          Statement on Form S-1 filed with the Commission on May 20,
          1996, as amended (File No. 333-4061) (the "S-1"))
 4.2      Indenture dated as of October 5, 1995 by and among IXC
          Communications, Inc., on its behalf and as
          successor-in-interest to I-Link Holdings, Inc. and IXC
          Carrier Group, Inc., each of IXC Carrier, Inc., on its
          behalf and as successor-in-interest to I-Link, Inc., CTI
          Investments, Inc., Texas Microwave Inc. and WTM Microwave
          Inc., Atlantic States Microwave Transmission Company,
          Central States Microwave Transmission Company, Telcom
          Engineering, Inc., on its behalf and as successor-in-
          interest to SWTT Company and Microwave Network, Inc., Tower
          Communication Systems Corp., West Texas Microwave Company,
          Western States Microwave Transmission Company, Rio Grande
          Transmission, Inc., IXC Long Distance, Inc., Link Net
          International, Inc. (collectively, the "Guarantors"), and
          IBJ Schroder Bank & Trust Company, as Trustee (the
          "Trustee), with respect to the 12 1/2% Series A and Series B
          Senior Notes due 2005 (incorporated by reference to Exhibit
          4.1 of IXC Communications, Inc.'s and each of the
          Guarantor's Registration Statement on Form S-4 filed with
          the Commission on April 1, 1996 (File No. 333-2936) (the
          "S-4"))
 4.3      Form of 12 1/2% Series A Senior Notes due 2005 (incorporated by reference to Exhibit 4.6 of the S-4)
 4.4      Form of 12 1/2% Series B Senior Notes due 2005 and
          Subsidiary Guarantee (incorporated by reference to Exhibit
          4.8 of IXC Communications, Inc.'s Amendment No. 1 to
          Registration Statement on Form S-1 filed with the Commission on June 13, 1996 (File No. 333-4061) (the "S-1 Amendment"))
 4.5      Amendment No. 1 to Indenture and Subsidiary Guarantee dated as of June 4, 1996 by and among IXC Communications, Inc.,
          the Guarantors and the Trustee (incorporated by reference to
          Exhibit 4.11 of the S-1 Amendment)
 4.6      Purchase Agreement dated as of March 25, 1997 by and among
          IXC Communications, Inc., Credit Suisse First Boston
          Corporation ("CS First Boston") and Dillon Read & Co. Inc.
          ("Dillon Read") (incorporated by reference to Exhibit 4.12 of IXC Communications, Inc.'s Quarterly Report on Form 10-Q
          for the quarter ended March 31, 1997 filed with the
          Commission on May 15, 1997 (the "March 31, 1997 10-Q"))
 4.7      Registration Rights Agreement dated as of March 25, 1997 by and among IXC Communications, Inc., CS First Boston and
          Dillon Read (incorporated by reference to Exhibit 4.13 of
          the March 31, 1997 10-Q)
 4.8      Amendment to Registration Rights Agreement dated as of March
          25, 1997 by and between IXC Communications, Inc. and
          Trustees of General Election Pension Trust (incorporated by reference to Exhibit 4.14 of March 31, 1997 10-Q)
 4.9      Registration Rights Agreement dated as of July 8, 1997 among
          IXC Communications, Inc. and each of William G. Rodi, Gordon
          Hutchins, Jr. and William F. Linsmeier (incorporated by
          reference to Exhibit 4.15 of IXC Communications, Inc.'s
          Quarterly Report on Form 10-Q for the quarter ended June 30,
          1997, as filed with the Commission on August 6, 1997 (the
          "June 30, 1997 10-Q"))
 4.10     Registration Rights Agreement dated as of July 8, 1997 among
          IXC Communications, Inc. and each of William G. Rodi, Gordon
          Hutchins, Jr. and William F. Linsmeier (incorporated by
          reference to Exhibit 4.16 of the June 30, 1997 10-Q)

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
-------                           -----------                           ------------
 4.11     Indenture dated as of August 15, 1997 between IXC
          Communications, Inc. and The Bank of New York (incorporated by reference to Exhibit 4.2 of IXC Communications, Inc.'s
          Current Report on Form 8-K dated August 20, 1997 and filed with the Commission on August 28, 1997 (the "8-K"))
 4.12     First Supplemental Indenture dated as of October 23, 1997
          among IXC Communications, Inc., the Guarantors, IXC
          International, Inc. and IBJ Schroder Bank & Trust Company
          (incorporated by reference to Exhibit 4.13 of IXC
          Communications, Inc.'s Annual Report on Form 10-K for the
          year ended December 31, 1997 and filed with the Commission on March 16, 1998 (the "1997 10-K"))
 4.13     Second Supplemental Indenture dated as of December 22, 1997 among IXC Communications, Inc., the Guarantors, IXC Internet
          Services, Inc., IXC International, Inc. and IBJ Schroder
          Bank & Trust Company (incorporated by reference to Exhibit
          4.14 of the 1997 10-K)
 4.14     Third Supplemental Indenture dated as of January 6, 1998
          among IXC Communications, Inc., the Guarantors, IXC Internet
          Services, Inc., IXC International, Inc. and IBJ Schroder
          Bank & Trust Company (incorporated by reference to Exhibit
          4.15 of the 1997 10-K)
 4.15 +   Fourth Supplemental Indenture dated as of April 3, 1998
          among IXC Communications, Inc., the Guarantors, IXC Internet
          Services, Inc., IXC International, Inc., and IBJ Schroder
          Bank & Trust Company
 4.16     Purchase Agreement dated as of March 25, 1998 among IXC
          Communications, Inc., Goldman Sachs & Co. ("Goldman"), CS
          First Boston, Merrill Lynch, Pierce, Fenner & Smith
          Incorporated ("Merrill") and Morgan Stanley & Co.
          Incorporated ("Morgan Stanley") (incorporated by reference to Exhibit 4.1 IXC Communications, Inc.'s Current Report on
          Form 8-K dated March 30, 1998 and filed with the Commission on April 7, 1998 (the "April 7, 1998 8-K"))
 4.17     Registration Rights Agreement dated as of March 30, 1998
          among IXC Communications, Inc., Goldman, CS First Boston,
          Merrill and Morgan Stanley (incorporated by reference to
          Exhibit 4.2 of the April 7, 1998 8-K)
 4.18     Deposit Agreement dated as of March 30, 1998 between IXC
          Communications, Inc. and BankBoston N.A. (incorporated by
          reference from Exhibit 4.3 of the April 7, 1998 8-K)
 4.19     Certificate of Designation of Powers, Preferences and
          Relative, Participating, Optional and Other Special Rights
          of 6 3/4% Cumulative Convertible Preferred Stock and
          Qualifications, Limitations and Restrictions Thereof
          (incorporated by reference to Exhibit 4.4 of the April 7,
          1998 8-K)
 4.20     Purchase Agreement dated as of April 16, 1998, by and among
          IXC Communications, Inc., CS First Boston, Merrill, Morgan
          and Nationsbanc Montgomery Securities LLC (incorporated by reference to Exhibit 4.1 of IXC Communications, Inc.'s
          Current Report on Form 8-K dated April 21, 1998 and filed
          with the Commission on April 22, 1998 (the "April 22, 1998
          8-K")
 4.21     Registration Rights Agreement dated April 16, 1998, by and among IXC Communications, Inc., Credit Suisse First Boston
          Corporation, Merrill, Morgan and Nationsbanc Montgomery
          Securities LLC (incorporated by reference to Exhibit 4.2 of the April 22, 1998 8-K)
 4.22     Indenture dated as of April 21, 1998 between IXC
          Communications, Inc. and IBJ Schroder Bank & Trust Company,
          as Trustee (incorporated by reference to Exhibit 4.3 of the
          April 22, 1998 8-K)
 5.1  +   Opinion of Riordan & McKinzie, a Professional Law
          Corporation regarding the validity of the issuance of the
          securities registered hereunder

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
-------                           -----------                           ------------
12.1  *   Statement regarding Computation of Ratios
23.1  +   Consent of Riordan & McKinzie (contained in Exhibit 5.1)
23.2  *   Consent of Ernst & Young LLP
23.3  *   Consent of Arthur Andersen LLP
23.4  *   Consent of KPMG Peat Marwick LLP
23.5  *   Consent of Deloitte & Touche LLP
23.6  *   Consent of Yount, Hyde & Barbour, P.C.
23.7  *   Consent of Mayer Hoffman McCann L.C.
24.1  +   Power of Attorney.


---------------

+ Previously filed.



* Filed herewith.